Exhibit 10.24

OFFER TO SUBLEASE

Agreement made this 22nd day of June, 2007

BETWEEN:	INTELLON CORPORATION
(hereinafter referred to as the “Subtenant”)

AND:	PLATESPIN LTD.
(hereinafter referred to as the “Sublandlord”)

THROUGH:	CB Richard Ellis Limited
145 King Street West, Suite 600
Toronto, Ontario M5H 1J8
Attention: MICHAEL SPENCE & CHRIS VANEXAN (416) 362-2244

LOCATION:	144 FRONT STREET WEST, SUITES 360 AND 385, Toronto, Ontario
(hereinafter referred to as the “Building”)

It is understood and agreed that this offer is an Offer to Sublease and the terms and conditions of a sublease pursuant to this Offer to Sublease shall be on the same terms and conditions as the lease for the Premises between the Sublandlord and Lead Sky Enterprises Limited, (the “Head Landlord”), dated March 12, 2004, as amended by a lease amending and extension agreement dated January 1, 2006, (collectively, the “Existing Lease”) same and except for the terms and conditions contained in this Offer.

1.	PREMISES:	The Subtenant hereby Offers to Sublease approximately Ten Thousand Two Hundred (10,200) square feet of Rentable Area on the Third (3rd) floor, Suites 360 and 385 of the Building (hereinafter referred to as the “Premises”). The location of said Premises is indicated on Schedule “A” of this Offer to Sublease.

2.	TERM:	The Term of the Sublease (the “Term”) shall be for a period of Three (3) years and Five (5) months starting on August 1, 2007 (the “Commencement Date”) and terminating on December 30, 2010.

3.	NET RENT:	The “Net Rent” for the Premises shall be Twelve Dollars ($12.00) per square foot of Rentable Area per annum throughout the Term.

Offer to Sublease

4.	ADDITIONAL RENT:	In addition to the Net Rent above, the Tenant shall also pay, as “Additional Rent”, all costs and expenses relating to the Premises including hydro and Realty Taxes as outlined in the Existing Lease. Additional Rent for the calendar year 2007 is estimated by the Head Landlord to be Fourteen Dollars and Seven Cents ($14.07) per square foot of Rentable Area per annum.

5.	DEPOSIT:	Upon unconditional acceptance of this Offer, the Subtenant shall promptly deliver a cheque in the amount equivalent to two (2) months Net Rent and Additional Rent plus G.S.T. payable to “CB Richard Ellis Limited, In Trust” as a deposit (the “Deposit”) of which one (1) month of the Deposit shall be applied against the last month’s Net Rent and Additional Rent, and the balance of the deposit shall be applied to the Net Rent and Additional Rent payable under the Sublease, as they first fall due.

6.	PREMISES “AS IS”:	The Subtenant accepts the Premises on an “as is” basis. Notwithstanding anything to the contrary, the Sublandlord represents and warrants, to the best of it’s knowledge and belief, that there are no Hazardous Substances present on the Premises, nor is it aware of any claims or violations of Environmental Laws in respect of the Premises and that the Premises have not been used for the disposal of Hazardous Substances. “Hazardous Substances” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy, vector, plasma, organic or inorganic matter which is or is deemed to be, or is declared by a governmental authority to be, alone or in any combination, hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws.

7.	SUBTENANT’S WORK:	The Subtenant shall during the term of the sublease and any extension thereof, have the right to decorate, improve and renovate the interior of the Premises and to make all other alterations and improvements which it deems necessary and required to carry on its business and in order to make the same suitable for its use, at its cost, provided however, all such work shall be performed with good construction practices by competent contractors and in compliance with all current, relevant and applicable municipal and provincial codes, laws, and by-laws, and regulations and provided Head Landlord and Sublandlord’s prior written consent is obtained, acting reasonably, and without delay.

8.	CONDITIONAL ON EXISTING LEASE AND LEASE AMENDING AND EXTENSION AGREEMENT REVIEW:	This Offer is Conditional for a period of Five (5) business days from the date of conditional acceptance for the satisfactory review by the Subtenant of the Existing Lease and Lease Amending and Extension Agreement between the Sublandlord and Head Landlord. Should the Subtenant not so notify the Sublandlord in writing of its acceptance within the allotted time, this Offer is null and void and of no further effect unless the conditional period is extended by mutual consent of both parties.

Offer to Sublease

9.	CONDITIONAL ON FINANCIAL STANDING AND APPROVAL FROM EXECUTIVE COMMITTEE:	This Offer is Conditional for a period of Five (5) business days from the date of conditional acceptance, for the following conditions:
a) Satisfactory review by the Sublandlord of the Subtenant’s financial standing and corporate organization as the Sublandlord may reasonably require;
b) Approval of this Offer to Sublease by the Sublandlord’s Executive Committee.

Should the Sublandlord not so notify the Subtenant in writing of its acceptance within the allotted time, this Offer is null and void and of no further effect unless the conditional period is extended by mutual consent of both parties.

10.	CONDITIONAL ON HEAD LANDLORD’S CONSENT:	This Agreement is conditional for a period of Ten (10) business days from the date of conditional acceptance in order to obtain the consent of the Head Landlord to this Agreement as per the Existing Lease. Should the Head Landlord not so notify the Subtenant in writing of its acceptance within the allotted time, this Offer is null and void and of no further effect unless the conditional period is extended by mutual consent of both parties.

11.	USE:	The Premises will be used solely for the purpose of general business offices.

12.	FREE RENT PERIOD:	Notwithstanding anything herein or in the Existing Lease to the contrary, the Sublandlord agrees that the Subtenant shall be allowed the first Seven (7) months of the Term to be Net Rent and Additional Rent free.

13.	SUBLEASE AGREEMENT:	Upon unconditional acceptance of this Offer to Sublease by both parties, and approval by the Head Landlord, this Offer to Sublease along with the Existing Lease shall become the Sublease Document. The Sublandlord and Subtenant agree to be bound by all terms and conditions contained in the Existing Lease subject to provisions contained in this Offer to Sublease.

Offer to Sublease

14.	SUBSUB - LEASE:	The Sublandlord agrees that the Existing Lease shall contain a clause giving the Subtenant a right to subsublease and/or assign all or part of the Premises at any time during the Term, subject to the approval of the Sublandlord and Head Landlord, and as further defined in the Existing Lease. Furthermore, Sublandlord and Head Landlord’s approval shall not be unreasonably withheld or delayed.

15.	RESTORATION:	Upon the expiry of the Term, or early termination the Subtenant may be required to remove any of the Leasehold improvements it makes to the Premises, if required pursuant to the terms of the Existing Lease.

16.	NO REPRESENTATION:	It is understood and agreed that there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Offer to Sublease, whether expressed or implied, collateral or otherwise, except those set forth herein.

17.	WAIVER:	The principals to this agreement acknowledge that CB Richard Ellis Limited has recommended that they obtain advice from their legal counsel prior to signing this document. The parties further acknowledge that no information provided by CB Richard Ellis Limited is to be construed as expert legal or tax advice.

18.	AGENCY DISCLOSURE:	The parties to this transaction hereby acknowledge that the Sublisting Broker and Co–operating Broker are the same firm, such that there has been, and is dual agency, the Subtenant and Sublandlord having previously consented to such dual agency and waiving any conflict of interest.

19.	GOODS AND SERVICES TAX:	If this transaction is subject to Goods and Services Tax (G.S.T.), then such tax shall be in addition to the Net Rent and Additional Rent set out in this Offer to Sublease.

Offer to Sublease

20.	NOTICE:	Any notice to be given under the terms of this Offer to Sublease shall be sufficiently given if delivered (by hand or courier) to the party for whom it is intended. The addresses for notice are as follows:

If intended for the Sublandlord:

PlateSpin Ltd.
Attn: Efrem Ainsley, CFO
340 King Street East, Suite 200
Toronto ON M5A 1K8

If intended for the Subtenant:

InTellon Canada Inc.
Attn. Keith Riley, Vice President, Engineering
144 Front Street West, Suite 600
Toronto, ON M5J 2L7

Any of the parties may change its address for notice by written notice to the other. Any notice given as aforementioned shall be conclusively deemed to have been given on the date on which it was delivered.

21.	TELECOPYING:	Acceptance of this Offer or any counter offer may be made by either party by telefax or similar system reproducing the original with the necessary signatures and initials. Such acceptance shall be deemed to be made when the telefax is received by the party or its real estate agent or lawyer. Upon request, the person sending such telefax shall promptly thereafter send or deliver the original to the receiver of the telefax.

Offer to Sublease

22.	IRREVOCABLE:	This Counter Offer to Sublease is irrevocable until 5:00 p.m. on Thursday, June 28, 2007 after which if not accepted, it will become null and void, and of no further effect.

23.	SUBLANDLORD COVENANTS:	The Sublandlord represents and warrants to the Subtenant that, as of the date hereof:

(a) the Existing Lease is in full force and effect;

(b)     there is no breach or outstanding notice of breach of any of the covenants or conditions contained in the Existing Lease on the part of either the Sublandlord or, to the best of the Sublandlord’s knowledge, the Head Landlord, to be performed and that the Sublandlord has no knowledge of any claim by the Head Landlord that the Sublandlord is in default or breach of any of the provisions of the Existing Lease;

(c)     the Sublandlord has the full power and authority to enter into and grant this Sublease, subject only to the consent of the Head Landlord which will be sought by the Sublandlord in accordance with the terms of the Existing Lease; and

(d)     indemnify and save harmless the Subtenant from all actions, suits, costs, losses, charges, demands and expenses which may be suffered, or incurred by the Subtenant as a result of (i) a breach by the Sublandlord of any of the terms, covenants and conditions contained in this Sublease and/or the Existing Lease, unless such breach was caused or contributed to by the Subtenant or those for whom the Subtenant is in law responsible, and (ii) a negligent or wilful wrongful act or omission of the Sublandlord or those for whom the Sublandlord is in law responsible.

	SUBTENANT:	With authority, the undersigned hereby executes this Offer to Sublease:

Dated at Ocala this 28 day of June, 2007.
City

SIGNED, SEALED & DELIVERED	)		Intellon Corporation
)
)
	)	per:	/s/ Rick Furtney
	)		Subtenant’s Signature
)
	)		Rick Furtney
Please Print Name

SUBLANDLORD:	With authority, the undersigned hereby executes this Offer to Sublease:

Dated at Toronto this 22 day of June, 2007.
City

SIGNED, SEALED & DELIVERED	)		PlateSpin Ltd.
In the presence of	)
)
	)	per:	/s/ Stephen Pollack
	)		Sublandlord’s Signature
)
	)		Stephen Pollack
Please Print Name

Offer to Sublease

Schedule “A”

[Floor Plan]

Intellon Corporation
5100 West Silver Springs Blvd.
Ocala,FL 34482
Tel: (352) 237-7416
Fax: (352) 237-7616
Internet: www.intellon.com

ADDENDUM TO OFFER TO SUBLEASE

Intellon Corporation will enter into this Offer to Sublease based upon the approval of the addendums listed below by O&Y Enterprise:

a.	O&Y Enterprise extends the sublease from Platespin pursuant to all current agreed upon terms and conditions for an additional two years beyond the Platespin lease termination date.

b.	O&Y agrees to change the terms of the Sale Agreement of Property to reflect a one (1) year notice to vacate based on the sale of building by the present Landlord and an extension of four additional years of tenancy prior to the requirement to vacate the facility being enforced.

Sincerely,

/s/ Rick E. Furtney
Rick E. Furtney
President and Chief Operating Officer
Intellon Corporation

LEASE AMENDING AND EXTENSION AGREEMENT

made as of the 1st day of January, 2006 (the “Agreement”)

BETWEEN:

LEAD SKY ENTERPRISES LIMITED
(the “Landlord”)
- and

PLATESPIN LTD.	(the “Tenant”)

WHEREAS:

1.	By a lease dated March 12, 2004 (the “Existing Lease”) between the Tenant and the Landlord, the Tenant. leased certain premises described in the Lease as Suite number 375, 380 and 385 and now known as Suite 385, (the “Existing Premises”) having a gross leasable area of 5,097 square feet and being located in the building known municipally as 144-146 Front Street West, Toronto, Ontario (the “Building”), for a term expiring on May 31, 2007 (the “Original Term”).

2.	The Tenant has agreed to lease additional premises in the Building and specifically has agreed to lease certain premises known as Suite 360 having a gross leasable area of 5,103 square feet (the “Additional Premises”).

3.	The Landlord and the Tenant have agreed that the Original Term is to be extended.

4.	The Existing Lease as amended by this Agreement is hereinafter referred to as the “Lease” and the Existing Premises and Additional Premises are hereinafter referred to as the “Premises”).

5.	The gross leasable area of the Premises is 10,200 square feet.

WITNESSETH that in consideration of other good and valuable consideration and the sum of Ten Dollars ($10.00) now paid by each party to the other and the mutual covenants and agreements herein contained (the receipt and adequacy of which consideration is hereby acknowledged by each of the parties hereto), the Landlord and Tenant agree as follows:

1.	Lease of the Additional Premises: The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord the Additional Premises having a gross leasable area of 5,103 square feet for a term commencing on January 1, 2006 and ending on December 31, 2010 subject to the terms of the Existing Lease and the terms of this Agreement with the intent that the Additional Premises shall for all purposes form part of the Premises being the subject matter of the Existing Lease.

2.	Extended Term: The Original Term shall be and is hereby extended for a period of three (3) years and seven (7) months namely the period from June 1, 2007 to December 31, 2010 (the “Extended Term”).

3.	Defined Terms: All capitalized terms used in this Agreement and not expressly defined in this Agreement shall have the same meanings as are ascribed to such terms in the Existing Lease.

4.	Base Rent: For and during the period from January 1, 2006 to December 31, 2006 the Tenant covenants and agrees to pay a Base Rent for the Additional Premises of Fifty-One Thousand and Thirty Dollars ($51,030.00) per annum calculated on the basis of Ten Dollars ($10.00) per annum per square foot of the gross leasable area of the Additional Premises in equal consecutive monthly installments of Four Thousand Two Hundred and Fifty-Two Dollars and Fifty Cents ($4,252.50) on the first day of each and every month with the first of such payments coming due and being payable on January 1, 2006.

For and during the period from January 1, 2007 to May 31, 2007 the Tenant covenants and agrees to pay a Base Rent for the Additional Premises of Sixty-Three Thousand Seven Hundred and Eighty-Seven Dollars and Fifty Cents ($63,787.50) per annum calculated on the basis of Twelve Dollars and Fifty Cents ($12.50) per annum per square foot of the gross leasable area of the Additional Premises in equal consecutive monthly installments of Five Thousand Three Hundred and Fifteen Dollars and Sixty-Three Cents ($5,315.63) on the first day of each and every month with the first of such payments coming due and being payable on January 1, 2007.

For and during the period from June 1, 2007 to December 31, 2010 the Tenant covenants and agrees to pay a Base Rent for the Premises of One Hundred and Twenty-Seven Thousand Five Hundred Dollars ($127,500.00) per annum calculated on the basis of Twelve Dollars and Fifty Cents ($12.50) per annum per square foot of the gross leasable area of the Premises in equal consecutive monthly installments of Ten Thousand Six Hundred and Twenty-Five Dollars ($10,625.00) on the first day of each and every month with the first of such payments coming due and being payable on June 1, 2007.

5.	Additional Rent: The Tenant covenants and agrees to pay to the Landlord Additional Rent in respect of the Additional Premises throughout the period from and including January 1, 2006 to and including December 31, 2010. The Tenant covenants and agrees to pay to the Landlord Additional Rent in respect of the Existing Premises throughout the Extended Term.

6.	GST: The Tenant covenants with the Landlord to pay all Goods and Services Tax that is exigible in respect of the rent payable under the Lease.

7.	Condition of Additional Premises: The Tenant agrees to accept the Additional Premises in “as is” condition, and acknowledges that any provision in the Existing Lease pertaining to, without limitation, any Tenant Allowances, rent free periods, Tenant’s Work, Landlord’s Work and other inducements contained in the Existing Lease does not apply to the Additional Premises. Tenant shall be responsible at its sole cost and expense for any modifications or renovations to the Additional Premises, subject to the prior approval of the Landlord and in accordance with the applicable provisions of the Lease. The Tenant also agrees that any provision in the Existing Lease pertaining to, without limitation, any Tenant Allowances, rent free periods, Tenant’s Work, Landlord’s Work and other inducements contained in the Existing Lease does not apply to the Existing Premises during the Extended Term.

8.	Existing Lease to Continue: The Landlord and the Tenant acknowledge that the Existing Lease is in full force and effect and they hereby covenant that they shall perform and observe their respective covenants, provisos and stipulations in the Existing Lease, as amended by this Agreement as if such covenants, provisos and stipulations had been repeated in this Agreement in full with such modification only as are necessary to make them applicable to the Additional Premises and the Extended Term.

9.	Successors and Assigns: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective permitted successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

LEAD SKY ENTERPRISES LIMITED
per:

/s/ Razali Embong
Razali Embong – General Manager
I have authority to bind the Corporation.

PLATESPIN LTD. per:

/s/ Stephen Pollack
Stephen Pollack – President
I have authority to bind the Corporation.

O&Y ENTERPRISE

REAL ESTATE SERVICES

November 9, 2004

Mr. Stephen Pollock, CEO

Platespin Ltd.

144 Front Street West, Suite 385

Toronto, Ontario M5J 2L7

Dear Stephen:

Re:	Office Lease - Suites 375, 380 and 385

144 Front Street West, Toronto, Ontario

We are pleased to forward herewith one (1) duly executed copy of each of the Office Lease for Suites 375, 380 and 385 dated March 12, 2004.

Trusting this is satisfactory.

Yours truly

O&Y ENTERPRISE

(Property Manager for 144 - 146 Front Street West)

/s/ Rick Chalmers
Rick Chalmers, RPA

Property Manager

RC:rk

enclosure

LEAD SKY ENTERPRISES LIMITED

Landlord

- and -

PLATESPIN LTD.

Tenant

OFFICE LEASE

1. DATE OF LEASE:	March 12, 2004

2. LEASED PREMISES:	Suites 375, 380 and 385

3. PROPERTY:	144-146 Front Street West, Toronto

INDEX

SCHEDULES

“A”- FLOOR PLAN

“B” - LEGAL DESCRIPTION

“C” - RULES AND REGULATIONS

THIS LEASE made the 12th day of March, 2004.

IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT (ONTARIO) BETWEEN:

LEAD SKY ENTERPRISES LIMITED

(herein called the “Landlord”)

OF THE FIRST PART

- and -

PLATESPIN LTD.

(herein called the “Tenant”)

OF THE SECOND PART

WHEREAS the Landlord and the Tenant have agreed to enter into this Lease.

NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of the rents, covenants, obligations and agreements hereinafter reserved and contained.

ARTICLE I

DEFINITIONS

Section 1.1 Meaning of Certain Terms

In this Lease and in the schedules and appendices to this Lease:

(a)	“Additional Rent” means the rental referred to in Section 3.2;

(b)	“Architect’s Certificate” means the certificate of an architect appointed by the Landlord;

(c)	“Base Rent” means the rental referred to in Section 3.1;

(d)	“Building” means the lands and premises municipally known as 144-146 Front Street West, Toronto, Ontario together with all buildings, structures, improvements, fixtures, sprinklers, elevators, heating, ventilating, air- conditioning and mechanical and electrical equipment and machinery, and water, gas, sewage, telephone and other communication facilities and electrical power services and utilities comprised therein, belonging thereto, connected therewith or used in the operation thereof, and now or hereafter constructed, erected and installed therein and thereon, but excludes all Leasehold Improvements made, constructed, erected or installed therein by or on behalf of any tenant of premises therein;

(e)	“Rights in Common” means rights of tenants in the Building to Service Areas and Leasable Service Areas (as hereinafter defined) located at 144-146 Front Street West;

(f)	“Commencement Date” means the date set out in Section 2.2 for the beginning of the Term;

(g)	“Laws” means all statutes, regulations, by-laws, orders, rules, requirement and directions of all federal, provincial, municipal and other governmental authority and regulatory authority having jurisdiction:

(h)	“Leasable Service Areas” means passenger and service elevator lobbies (other than those on the ground floor and those exclusively for a tenant’s use); corridors, washroom; rooms and closets for electrical, telephone, janitor, service and maintenance facilities; and the walls enclosing the same;

(i)

“Leased Premises” means the premises comprising a leasable area of approximately 5097 square feet, outlined in red on Schedule “A” located in the Building and being Suite Numbers 375, 380 and 385, part of the third (3rd) floor, and includes all Leasehold Improvements and all water, gas, sewage, telephone and other communication facilities comprised therein for the exclusive use thereof, reserving unto the Landlord the right to make reasonable variations in the area, form and siting of the Leased Premises, and the right to relocate on comparable floor or floors prior to the Commencement Date;

(j)	“Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions from time to time made, constructed, erected or installed in or to the Leased Premises, including all interior partitions however affixed and all rugs, carpeting and floor coverings attached in any way to the Leased Premises, but excludes moveable trade fixtures, moveable partitions, and furniture and equipment not affixed to the Leased Premises;

(k)	“mortgage” includes a mortgage, pledge, charge, hypothec, encumbrance or financing agreement and “mortgagee” includes the holder of such mortgage;

(l)	“Normal Business Hours” means the hours from 8:00 a.m. to 6:00 p.m. on each day, other than a statutory holiday, from Monday to Friday inclusive in each week, or such extended hours as the Landlord may reasonably determine from time to time;

(m)	“Rent” includes all amounts payable by the Tenant under this Lease;

(n)	“Sales Taxes” means all transfer, multi-stage sales, sales, use, consumption, value added or other similar taxes imposed by any federal, provincial or municipal government upon the Landlord or the Tenant or in respect of this Lease or the payments made by the Tenant hereunder or the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Leased Premises and the provision of services to the Tenant hereunder;

(o)	“Service Areas” means all facilities and utilities (other than Leasable Service Areas) from time to time furnished or designated by the Landlord (as the same from time to time may be altered, reconstructed or expanded) in connection with the Building for the use or benefit in common, in such manner as the Landlord may permit, of occupants of premises in the Building and all others entitled thereto and now or hereafter developed by the Landlord including, without limiting the generality of the foregoing, heating, ventilating, air-conditioning, mechanical and service equipment, areas and rooms; driveways, entrances and exits, passageways, entrance lobbies, elevator lobbies on the ground floor, sidewalks, balconies, terrace, malls, courtyard, ramps to parking areas, landscaped areas, stairways; elevators (other than those stairways and elevators exclusively for a tenant’s use), shafts, flues, vertical ducts, garbage facilities, and receiving and shipping facilities including ramps and access thereto; and the walls enclosing the same;

(p)	“Stipulated Rate of Interest” means that rate of interest at the time such interest falls due under this Lease which is equal to the lowest rate then charged by any chartered Canadian bank with which the Landlord is doing business, for commercial demand loans, plus 3% per annum;

(q)	“Taxes” means all taxes, local improvement rates, levies, rates, duties, assessments and charges from time to time imposed against real property, buildings, structures and improvements by municipal or other governmental authorities having jurisdiction and all taxes, liens, rates, duties, assessments and charges which may at any time be substituted therefore or replace the same or is supplemental thereto but excludes:

(i)	business taxes;

(ii)	the amount by which separate school taxes exceed the amount which would have been payable for school taxes if no assessment had been made for the support of separate schools; and

(iii)	any tax separately imposed as provided for in Section 4.2 or allocated as provided in Section 3.2 in respect of Leasehold Improvements in the Building;

(r)	“Tenant’s Proportionate Share” means a fraction, the numerator of which is the total gross leasable area of the Leased Premises and the denominator of which is the total gross leasable area of the Building;

(s)	“Term” means the term of this Lease as set out in Section 2.2.

Section 1.2 Calculation of Area

Wherever in this Lease reference is made to the size of any area or areas or the leasable area or gross leasable area of any premises or the amount of any payment is required to be determined in reference to the size of any area or areas, the calculation of the size of any such area or areas shall be made as follows:

(a)	the leasable area of premises or a part of any premises comprising a single tenancy floor on the second (2nd) and higher floors shall be computed by measuring to the inside finish of the permanent outer walls of the Building and shall include all area within the permanent outer walls of the Building without deduction for columns, or projections necessary to the Building but deducting the area occupied by Service Areas which are located within said premises;

(b)	the leasable area of premises or a part of any premises on the basement and the ground floor and on a multiple tenancy floor on the second (2nd) and higher floors shall be computed by measuring:

(i)	to the inside finish of the permanent outer walls of the Building;

(ii)	to the surface interior to the premises being measured of interior walls separating such premises from Service Areas and Leasable Service Areas; and

(iii)	to the centre line of interior walls separating such premises from adjoining premises, without deduction for columns, and projections necessary to the Building;

(c)	the gross leasable area of premises or a part of any premises comprising a single tenancy floor on the second (2nd) through to and including the seventh (7th) floors, shall be the leasable area thereof;

(d)	the gross leasable area of premises or a part of any premises on a multiple tenancy floor on the second (2nd) and higher floors shall be the aggregate of:

(i)	the leasable area of such premises; and

(ii)	the pro-rata share of Leasable Service Areas applicable to such floor;

(e)	the gross Leasable area of premises on the ground floor and basement shall be the leasable area thereof; and

(f)	the gross leasable area of the Building shall be the aggregate of the gross leasable area of all premises in the Building.

Wherever the permanent outer wall of the Building measured vertically from finished floor to the underside of the finished ceiling at such outer wall is more than 50% glass or other material of similar viewing properties, the inside finish of such outer wall shall be considered to be the inside surface of the glass or other material. Where any wall, door or window of any premises is recessed from the demising line of such premises the area of such recess shall for all purposes be a part of such premises and included in the leasable area of such premises.

Section 1.3 Architect’s Certificate Conclusive

An Architect’s Certificate as to the size of any area or areas, the leasable area of any premises, the gross leasable area of any premises, the extent of any injury, the portion of the Leased Premises capable of being used for the purpose for which they are leased, the period within which any injury may be repaired, or the date on which any repairs have been completed, shall be conclusive and binding on the parties.

ARTICLE II

LEASE OF PREMISES

Section 2.1 Leased Premises

The Landlord hereby leases the Leased Premises to the Tenant and the Tenant hereby leases the Leased Premises from the Landlord for the Term, at the Rent, subject to the conditions and in accordance with the covenants, obligations and agreements contained in this Lease.

Section 2.2 Term

TO HAVE AND TO HOLD the Leased Premises for and during the period of three (3) years, beginning on June 1, 2004 (the “Commencement Date”) and from henceforth ensuing and fully to be completed and ended on May 31, 2007 (the “Term”).

Section 2.3 Intentionally Deleted

Section 2.4 Intentionally Deleted

Section 2.5 Delay in Occupancy

If for any reason, other than delays caused by the Tenant or failure of the Tenant to complete its work, the Landlord’s Work, as hereinafter defined, has not been completed and the Premises are not ready for occupancy on the Commencement Date as set out in Section 2.2, then the Commencement Date shall be the first business day next following the day on which the Landlord’s Work has been completed and the Premises are ready for occupancy and the last day of the Term shall be extended accordingly.

Section 2.6 Tenant to Take Possession

The Tenant shall execute this Lease and take possession of the Leased Premises and occupy the Leased Premises for business by not later than the Commencement Date and if the Tenant fails to do so, the Landlord in any of such events and in addition to any and all other remedies available to it shall have the right at its option to terminate this Lease without notice to the Tenant and to recover from the Tenant the cost of all work done by the Landlord on the Tenant’s behalf.

ARTICLE III

RENT

Section 3.1 Base Rent

From and after the Commencement Date and throughout the Term , the Tenant shall pay to the Landlord in lawful money of Canada, without any deduction, abatement or setoff whatsoever, an annual Base Rent for the Leased Premises of Fifty Thousand Nine Hundred and Seventy Dollars ($50,970.00), being Ten Dollars ($10.00) per square foot of the gross leasable area of the Leased Premises, payable in advance in equal consecutive monthly installments of Four Thousand Two Hundred and Forty-Seven Dollars and Fifty Cents ($4,247.50) on the first day of each and every month.

Section 3.1.1 Advance Rent/Security Deposit

The Landlord acknowledges the receipt of Twenty-two Thousand Sixty-nine Dollars and Sixty-seven Cents ($22,069.67), to be applied to the extent of $11,034.84 towards partial payment of the Base Rent and Additional Rent due for the first month of the Term and the balance, namely the sum of $11,034.83 to be held as a security deposit (the “Security Deposit”).

The Security Deposit shall be held by the Landlord as security for the faithful performance by the Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept, observed and performed during the Term. If at any time during the Term any of the Rent shall be overdue and unpaid, then the Landlord may, at its sole option, but without any requirement to do so, appropriate and apply any portion of the Security Deposit to the payment of such overdue Rent.

In the event of the failure of the Tenant to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by the Tenant, then the Landlord at its option may appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate the Landlord for loss and damage sustained or suffered by the Landlord due to such breach on the part of the Tenant, but such appropriation shall not be deemed to be substitution for any claims that the Landlord may have under this Lease or in law.

Should the entire Security Deposit or any portion thereof be appropriated and applied by the Landlord then the Tenant shall, upon written demand of the Landlord, remit to the Landlord a sufficient amount in cash to restore the said Security Deposit to the original sum deposited and the Tenant’s failure to do so within five (5) days after receipt of such demand shall constitute a breach of this Lease. Should the Tenant comply with all of the terms, covenants and conditions of this Lease to be kept, observed and performed by the Tenant and promptly pay all Rent as and when it falls due the Security Deposit shall be applied against a portion of the Base Rent and, Additional Rent payable for the last month of the Term,

Section 3.2 Additional Rent

From and after the Commencement Date, the Tenant shall pay to the Landlord in lawful money of Canada, without any deduction, abatement or setoff whatsoever, Additional Rent for the Leased Premises equal to the aggregate of the following amounts:

(a)	the amount of Taxes imposed in respect of the Leased Premises provided that if a separate assessment is issued or allocated in respect of the Leased Premises but not a separate tax bill, then the amount of the Taxes payable by the Tenant shall be equal to the amount obtained by multiplying such assessment by the applicable commercial mill rate; plus the Tenant’s Proportionate Share of Taxes imposed in respect of the Service Areas and Leasable Service Areas, if separately assessed;

(b)	if there is no separate assessment issued or allocated in respect of the Leased Premises, the Taxes charged against the Leased Premises shall be determined by the Landlord acting reasonably, the costs of such making such determination to be included in the Operating Costs. In making such determination the Landlord shall have the right, without limiting its right to do otherwise, to establish separate assessments for the Leased Premises and all other portions of the Building by using such criteria as the Landlord, acting reasonably, shall determine to be relevant including, without limitation:

(i)	the then current established principles of assessment used by the relevant assessment authorities and on the same basis as the assessment actually obtained for the Building as a whole or the part thereof in which the Leased Premises are located;

(ii)	assessments of the Leased Premises or any other portions of the Building in previous periods of time;

(iii)	the Proportionate Share;

(iv)	any act, religion or election of the Tenant or any other occupant of the Building which results in an increase or decrease in the amount of the Taxes which would otherwise have been charged against the Building or any portion thereof; and

(v)	the quality of construction, use, location of the Leased Premises within the Building or income generated by the Leased Premises and/or the assessors valuation of the Leased Premises or the Building.

(c)

the Tenant’s Proportionate Share of the Operating Costs of the Building and Rights in Common. For the purpose of this Lease, “Operating Costs” means the aggregate of all costs and expenses incurred or accrued by the Landlord or by others on behalf of the Landlord in connection with the management, supervision, administration, operation, cleaning, maintenance, repair, replacement and insurance of the Building. By way of example and without limiting the generality of the foregoing, Operating Costs shall include the costs of all repairs required in the maintenance of the Building and Rights in Common, heating costs and the cost of steam for heating or other purposes, elevator maintenance costs, equipment rental (fixed or otherwise), the costs of providing hot and cold water, the costs of electricity not otherwise chargeable to any tenant or tenants of the Building, the costs of air-conditioning, window cleaning, snow removal, landscaping, uniforms and security, all fire, casualty, liability and other insurance costs, telephone and other utility costs, the amounts paid under service contracts with independent contractors, all salaries, wages and other remuneration and the cost of benefits paid to employees of the Landlord engaged in operating and maintaining the Building and Rights in Common, sums equal to the annual amounts required to fully amortize on a straight line basis over its useful life, equipment, fixed or otherwise, paid for by the Landlord and used to provide services to the Building and Rights in Common, legal appraisal and accounting fees incurred for the purpose of attempting to reduce Taxes and the various costs referred to in this subsection, business taxes assessed against the Landlord with respect to the Building, that portion of the capital or place of business tax payable by the Landlord and attributable to the Building and Rights in Common, and all other expenses paid or payable by the Landlord in connection with the management and operation of the Building and Rights in Common but excluding Taxes, taxes on income, capital expenditures (save for the annual amortization amounts with respect to equipments fixed or otherwise, paid for by the Landlord and used to provide services to the tenants of the Building), any provisions for depreciation of or in respect of the Building, interest on debt or capital retirement of debt, any amounts directly chargeable by the Landlord to any tenant or tenants of the Building, and the cost of repairs to the extent of insurance proceeds received by the Landlord from claims made with respect to the items so repaired. If in any year during the Term the Building is not fully leased or occupied, Operating Costs for such year shall be adjusted to reflect the amount which would have been payable if the Building had been fully leased and occupied during such year; and

(d)	The Landlord’s present estimate of the Additional Rent payable pursuant to Section 3.2 and 3.5 is $14.28 per square foot per annum of the gross leasable area of the Leased Premises for the 2004 calendar year. Although this is a bona fide estimate of the Landlord, the Tenant agrees that it is not intended by the parties to be relied upon by the Tenant and that such estimate does not impose any liabilities on the Landlord or affect the obligations of the Tenant hereunder.

Section 3.3 Payment of Annual Base Rent

The annual Base Rent shall be paid in monthly installments in advance. The Base Rent for the portion of the Term beginning on the Commencement Date to and including the last day of the month in which the Commencement Date occurs shall be pro-rated and paid in advance on the Commencement Date and thereafter a monthly installment of Base Rent shall fall due and be paid in advance on the first day of each and every month throughout the Term.

Section 3.4 Payment of Additional Rent

The Additional Rent shall be payable to the Landlord upon demand therefor or at the option of the Landlord shall be payable in monthly installments in advance on the dates and at the times for payment of Base Rent provided for in this Lease. The Landlord shall deliver to the Tenant, not less frequently than annually, a statement showing in reasonable detail the information relevant and necessary to the calculation of the amount of Additional Rent, in the case of the first such statement for the period from the date from which Rent commences to accrue under this Lease and in the case of each such subsequent statement from the date to which the immediately preceding statement was made up. If Additional Rent is payable by monthly installments, then until the first statement of Additional Rent has been delivered, the Additional Rent shall be based upon the reasonable estimate of the Landlord and thereafter, the Additional Rent shall be the amount stipulated as such in the most recent prior statement of Additional Rent delivered to the Tenant by the Landlord, adjusted to an annual basis if necessary. If the aggregate of the monthly installments, if any, paid by the Tenant in respect of the period to which any statement of Additional Rent relates is less than the amount shown by such statement to be payable by the Tenant, the Tenant shall forthwith pay the amount of the deficiency to the Landlord. If the aggregate of the monthly installments, if any, paid by the Tenant in respect of the period to which such statement of Additional Rent relates exceeds the amount shown by such statement to be payable by the Tenant, the amount of such excess shall be applied pro tanto in satisfaction of the next ensuing installments of Rent.

Section 3.5 Charges for Utilities

From and after the Commencement Date, the Tenant shall pay to the Landlord upon demand therefor:

(a)	all rates and charges for chilled water, water, gas and electric power services and utilities supplied to the Leased Premises as determined by the Landlord on a consistent basis for all tenants of all premises in the Building; and

(b)	a reasonable amount for the cleaning, maintaining and servicing of the electric lighting fixtures in the Leased Premises including the replacement of electric light bulbs, tubes, starters and ballasts.

Such cleaning, maintaining, servicing and replacement shall be within the exclusive right of the Landlord.

Section 3.6 When Services Are Not Provided

When and if any service (such as janitorial service) which is normally provided by the Landlord to tenants of the Building in their premises:

(a)	is not provided by the Landlord in the Leased Premises under the specific terms of this Lease, in determining Operating Costs for the Tenant hereunder, the cost of such service (except as it relates to Leasable Service Areas and Service Areas) shall be excluded; and

(b)	is not provided by the Landlord in a significant portion of the Building, in determining Operating Costs for the Tenant hereunder, the cost of such service shall be divided by the difference between the square feet in the Building and the number of square feet (determined on the basis set out in Section 1.2) in the Building in which the Landlord does not provide such service.

Section 3.7 Rent in Arrears

All Rent in arrears shall bear interest at the Stipulated Rate of Interest from the date on which the same became due until the date of payment thereof.

ARTICLE IV

TENANT’S COVENANTS

Section 4.1 Tenant to Pay Rent

The Tenant covenants to pay Rent.

Section 4.2 Tenant to Pay Certain Taxes

The Tenant shall pay and discharge on or before the date when the same or the installments for the same become due:

(a)	all taxes, levied, rated, charged or assessed in respect of the Leasehold Improvements and all moveable trade fixtures and furniture and equipment in or on the Leased Premises;

(b)	every tax, rate, duty, assessment and licence fee in respect of any and every business conducted on or from the Leased Premises and of the use or occupancy of the Leased Premises by the Tenant including, without limitation, all business taxes, rates and licences; and

(c)	all Sales Taxes imposed on the Landlord or the Tenant.

Section 4.3 Separate School Taxes

If the Leased Premises are assessed in whole or in part for the support of separate schools the Tenant shall pay and discharge as Rent on or before the date when the same or the installments for the same become due the amount by which Taxes for the Building so payable exceed those which would have been payable except for such assessment for the support of separate schools.

Section 4.4 Use of Leased Premises

The Tenant shall use the Leased Premises only for general office purposes in connection with the trade or business carried on by the Tenant on the Commencement Date and for no other purpose.

Section 4.5 Prohibited Uses of Leased Premises

The Leased Premises shall not be used in any manner which obstructs any part of the Service Areas or Leasable Service Areas or for any purpose except that permitted by Section 4.4. The Tenant shall not use or permit any part of the Leased Premises to be used in any manner which interferes with or intrudes upon the use and enjoyment of the Building or the Rights in Common by any other tenant or which in the opinion of the Landlord is inconsistent with the general character of the Building. The Tenant shall also not cause, suffer or permit the Leased Premises or any part thereof to be used for any business or activity that is not in compliance with all Laws.

Section 4.6 No Waste or Nuisance

(a)	The Tenant shall not cause, suffer or permit any waste or damage to the Leased Premises or Leasehold Improvements, fixtures or equipment therein nor permit any overloading of the floors thereof and shall not use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive activity or goods and shall not do or bring anything or permit anything to be done or brought on or about the Leased Premises or the Building which results in undue noise or vibration or which the Landlord may reasonably deem to be hazardous or a nuisance or annoyance to any other tenants or any other persons permitted to be on the Building, including without limitation any objectionable odours emanating from the Leased Premises. The Tenant shall immediately take steps to remedy, remove or desist from any activity, equipment, goods or condition on or emanating from the Leased Premises to which the Landlord objects on a reasonable basis. The Tenant shall take every reasonable precaution to protect the Leased Premises and the Building from risk of damage by fire, water or the elements or any other cause.

(b)	The Tenant shall not itself, and shall not permit any of its employees, servants, agents, contractors or persons having business with the Tenant, to obstruct any Service Areas or Leasable Service Areas except as expressly permitted by the Landlord in writing nor use or permit to be used any Service Areas or Leasable Service Areas for other than their intended purposes. Without limiting the foregoing, the Tenant shall not permit any equipment, goods or material whatsoever to be placed or stored anywhere in or on the Service Areas or Leasable Service Areas, including without limitation on the loading docks and other outside areas adjacent to the Leased Premises. The Tenant shall not, and shall not permit anyone else to, place anything on the roof of the Building or go on to the roof of the Building for any purpose whatsoever, without the Landlord’s prior written approval, which may be arbitrarily withheld in the Landlord’s sole discretion.

(c)	The Tenant shall not use any advertising, transmitting or other media or devices which can be heard, seen, or received outside the Leased Premises, or which could interfere with any communications or other systems outside the Leased Premises.

(d)	The Tenant shall conduct its business on the Leased Premises in keeping with a first class centre, having regard to the character of the Building. To that end, the Tenant covenants and agrees that it shall not cause, suffer or permit any fumes, odours, noise or other element, any of which is determined by the Landlord to be a nuisance or disturbance to the Landlord or any other occupant of the Building, to emanate from the Leased Premises; if the Landlord determines that any such fumes, odours, noise or other element is emanating from the Leased Premises in such manner as to cause any nuisance or disturbance to the Landlord or any other occupant of the Building, the Tenant shall forthwith, upon notice from the Landlord, cause the same to be rectified.

(e)	The Tenant shall be solely responsible for any contaminant, pollutant or toxic substance at any time affecting the Leased Premises resulting from any act or omission of the Tenant or any other person on the Leased Premises or any activity or substance on the Leased Premises during the Term, and any period prior to the Term during which the Leased Premises were used or occupied by or under the control of the Tenant, and shall be responsible for the clean-up and removal of any of the same and any damages caused by the occurrence, clean-up or removal of any of the same, and the Tenant shall indemnify the Landlord in respect thereof.

Section 4.7 Signs

The Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering or direction on any part of the exterior of the Leased Premises or so as to be visible from the exterior of the Leased Premises. The Tenant shall adhere to the uniform pattern of identification signs for tenants to be placed on the outside of the doors leading into the premises of tenants of part floors. The Landlord shall, at the Landlord’s expense, install building standard signage on the entrance doors to the Leased Premises and in the ground floor lobby of the Building.

Section 4.8 Obligation to Repair

The Tenant covenants that from and after the Commencement Date:

(a)	the Tenant shall, at its sole expense, perform such maintenance (including painting and repair or replacement of any interior finishings) repairs and redecorating, and upgrading and replacements as required to keep the Leased Premises, all contents thereof and all services, equipment and systems located in or primarily serving the Leased Premises, at all times, in a first class appearance and condition and in accordance with all Laws but excluding only the obligations of the Landlord expressly provided in Section 4.9. For the purposes of this Section 4.8 but without affecting the interpretation of any other provision of this Lease, the Leased Premises shall include all Leasehold Improvements in, on or serving the Leased Premises;

(b)	during Normal Business Hours the Landlord may enter and view the state of repair, and

(c)	the Tenant shall repair the Leased Premises according to notice in writing.

Section 4.9 Exceptions to Tenant’s Obligation to Repair

The obligations of the Tenant under Section 4.8 shall be subject to the following exceptions:

(a)	reasonable wear and tear which does not affect the proper use and enjoyment of the Leased Premises in accordance with this Lease and which does not result in the Leased Premises not being maintained at all times in a first class appearance and condition;

(b)	injury caused by fire, lightning, tempest or other casualty for which the Landlord is indemnified under any policy of insurance and then only to the extent of actual insurance proceeds received under such policy of insurance, unless caused by the act, default or negligence of the Tenant or those for whom the Tenant is in law responsible;

(c)	injury to the Leased Premises caused by or resulting from structural defects or weakness; and

(d)	injury caused by or resulting from the negligence of the Landlord, its officers, servants, agents or employees.

Section 4.10 Compliance by Tenant with Laws etc.

Except for matters which are the responsibility of the Landlord under this Lease, the Tenant at its expense shall comply with and conform to the requirements of all Laws and with every reasonable regulation and order of the Insurers’ Advisory Organization of Canada or of any body having similar functions, or of any liability or fire insurance company by which the Tenant or the Landlord may be insured affecting the operation, condition, maintenance, use or occupation of the Leased Premises and the making of any alteration or addition therein or thereto whether or not such alteration or addition be required on account of any particular use to which the Leased Premises may be put and whether or not such requirement, regulation or order be of a kind now existing or within the contemplation of the parties.

Section 4.11 Notice of Defects or Damage

The Tenant shall promptly notify the Landlord of any defect or deficiency in, malfunction of, or damage to the Leased Premises or any equipment, service or utility therein of which the Tenant becomes aware at any time during the Term. The provisions of this Section 4.11 shall not be interpreted so as to impose any obligation whatsoever upon the Landlord.

Section 4.12 Tenant’s Insurance

(a)	The Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect at all times throughout the Term and such other times, if any, as the Tenant occupies the Leased Premises or any portion thereof:

(i)	commercial general liability insurance including, but not limited to property damage, public liability, personal injury liability, contractual liability, products and completed operations, non-owned automobile liability and owners’ and contractors’ protective insurance coverage, all on an occurrence basis, with respect to any use, occupancy, activities or things on the Leased Premises and with respect to the use and occupancy of any other part of the Building by the Tenant or any of its servants, agents, contractors or persons for whom the Tenant is in law responsible, with coverage for any one occurrence or claim of not less than Three Million ($3,000,000.00) Dollars or such other amount as the Landlord may reasonably require upon not less than one (1) month’s notice at any time;

(ii)	insurance, in respect of such perils as are from time to time covered in an all risks policy not less broad than the standard commercial property floater policy with the exclusions relating to earthquake and flood removed therefrom, covering the leasehold improvements, trade fixtures, furnishings, equipment, stock-in-trade, storefront and store facing materials and all signs in, on or about the Leased Premises, for not less than the full replacement cost thereof and with a replacement cost endorsement;

(iii)	broad form comprehensive boiler and machinery insurance on all insurable objects located on the Leased Premises or which are the property or responsibility of the Tenant on a blanket repair or replacement basis with a replacement cost endorsement and with limits for each accident in an amount not less than the full replacement cost of all Leasehold Improvements, trade fixtures, furnishings, equipment, stock-in-trade, storefront and store facing materials and all signs in, on or about the Leased Premises;

(iv)	business interruption insurance either as an extension to or on the same form as the insurance referred to in subsections 4.12 (a) (ii) and (ii) above, and in such amounts from time to time as necessary to fully compensate the Tenant for direct or indirect loss of sales or earnings resulting from or attributable to any of the perils required to be insured against under the policies referred to in subsections 4.12 (a) (ii) and (ii) above and all circumstances usually insured against by cautious tenants including losses resulting from interference with or prevention of access to the Leased Premises or the Building as a result of such perils or for any other reason;

(v)	tenant’s legal liability insurance for the full replacement cost of the Leased Premises, and the loss of use thereof;

(vi)	leasehold interest insurance to fully protect the Tenant for loss of its interest in this Lease and its Leasehold Improvements in the event of termination of this Lease pursuant to Section 6.10, whether or not there is any damage or destruction to the Leased Premises;

(vii)	standard owners’ form of automobile insurance policy providing third party liability insurance on all automobiles owned by or registered in the name of the Tenant with inclusive limits and on such terms as reasonably required by the Landlord from time to time, covering all licensed vehicles owned by or operated by or on behalf of the Tenant;

(viii)	plate glass insurance on all internal and external glass;

(ix)	by law compliance insurance; and

(x)	insurance against such risks and in such amounts as the Landlord or any mortgagee, debenture holder or other secured creditor of the Landlord may from time to time reasonably require upon not less than thirty (30) days’ written notice.

(b)	Each of the Tenant’s insurance policies shall name the Landlord and the Tenant and any others designated by the Landlord as additional named insureds with the Landlord as loss payee, as their interests may appear under the policies referred to in subsections 4.12 (a) (ii), (iii), (viii) and, where applicable, (ix) above, and each of the Tenant’s insurance policies shall contain, as deemed appropriate by the Landlord:

(i)	the mortgage clause as may be required by any mortgagee, debenture holder or other secured creditor of the Landlord;

(ii)	if available at no extra cost, a waiver by the insurer of any rights of subrogation, or indemnity, or any other claim over, to which such insurer might otherwise be entitled against the Landlord or any agents or employees of the Landlord or any other person for whom the Landlord is in law responsible;

(iii)	an undertaking by the insurer that no material change adverse to the Landlord or the Tenant or the mortgagee, debenture holder or other secured creditor of the Landlord or the Tenant will be made and the policy will not lapse or be cancelled or terminated, except after not less than thirty (30) days’ written notice to the Landlord and the Tenant and the mortgagee, debenture holder or other secured creditor of either of them of the intended change, lapse, cancellation or termination;

(iv)	a provision stating that the Tenant’s insurance policy shall be primary and shall not call into contribution any other insurance available to the Landlord;

(v)	a disputed loss endorsement or agreement, where applicable;

(vi)	a severability of interests clause and a cross-liability endorsement clause for liability policies, where applicable; and

(vii)	a waiver, in respect of the interests of the Landlord and of any mortgagee, debenture holder or other secured creditor of the Landlord, of any provision in any such insurance policies with respect to any breach of any warranties, representations, declarations or conditions contained in the said policies. All of the Tenant’s insurance policies shall be taken out with insurers and shall be in such form and on such terms as are satisfactory to the Landlord from time to time.

(c)	The Tenant shall ensure that the Landlord shall at all times be in possession of either certificates of insurance in the form designated or approved by the Landlord or certified copies of the Tenant’s insurance policies which are current and in force in good standing including such certificates or other evidence satisfactory to the Landlord as to the Tenant’s insurance in effect and its renewal or continuation in force together with such evidence as may be required by the Landlord as to the method of determination of the full replacement cost of the Leasehold Improvements, trade fixtures, furnishings, equipment, stock-in-trade, plate glass, storefront and store facing materials and signs and full particulars of the full replacement cost of each of the same, and if the Landlord reasonably concludes that the full replacement cost has been underestimated or understated, the Tenant shall forthwith arrange for any consequent increase in coverage required pursuant to this Section 4.12.

(d)	The Tenant hereby releases the Landlord and its servants, agents, employees, contractors and those for whom the Landlord is in law responsible from all losses, damages and claims of any kind in respect of which the Tenant is required to maintain insurance or is otherwise insured.

Section 4.13 Increase in Insurance Premiums

The Tenant shall pay to the Landlord forthwith on demand therefor any amount by which the basic premium of insurance paid by the Landlord is increased by reason of any particular use or occupation of the Leased Premises or by reason of any provision of this Lease.

Section 4.14 Indemnity by Tenant

The Tenant shall indemnify and save harmless the Landlord from any and all liabilities, damages, costs, claims, suits or actions resulting from:

(a)	any breach, violation or non-performance of any covenant, obligation or agreement of the Tenant under this Lease;

(b)	any damage to property however occasioned by the Tenant, its officers, agent, servants, employees, contractors, customers, invitees or licensees and any injury to any person or persons, including death resulting at any time therefrom, occurring in or on the Leased Premises or the Building or the Rights in Common or any part thereof arising from or occasioned by any cause whatever, except where such damage or injury is due to the act, default or negligence of the Landlord, its officers, agents, servants, employees or contractors, not under the direction or supervision of the Tenant; and

(c)	any contract, lien, privilege, mortgage, charge or encumbrance on the Building arising from or occasioned by the act, default or negligence of the Tenant, its officers, agents, servants, employees, contractors, customers, invitees or licensees, and such indemnification shall survive the termination of this Lease, anything in this Lease to the contrary notwithstanding.

Section 4.15 Surrender of Leased Premises

At the expiration or earlier termination of the Term, the Tenant shall peaceably surrender and yield up to the Landlord the Leased Premises and all Leasehold Improvements made, constructed, erected or installed in the Leased Premises in good and substantial repair and condition in accordance with its covenants to maintain and repair the Leased Premises. Upon the expiration or earlier termination of the Term, the Tenant shall not be required to remove all or any part of the Leasehold Improvements except such of the Leasehold Improvements as have been installed by or behalf of the Tenant after the Commencement Date without the prior written approval of the Landlord and which the Landlord requires to be removed and deliver the Leased Premises in a clean and broom-swept condition. In the event of any such removal the Tenant shall make good any damage caused by reason of the installation and removal of such Leasehold Improvements. On the expiration of the Term all Leasehold Improvements made, constructed, erected or installed in the Leased Premises and not required to be removed shall be deemed to have become the property of the Landlord.

Section 4.16 Removal of Tenant’s Property

At any time within thirty (30) days prior to the expiration of the Term the Tenant, if not in default under this Lease, may, and at the request of the Landlord shall, remove from the Leased Premises all its moveable trade fixtures and furniture and equipment (other than rugs, carpeting and floor coverings attached in any way to the Leased Premises) not affixed to the Leased Premises but the Tenant shall repair any damage to the Leased Premises and the Building which may be occasioned by such removal. On the expiration of the Term all such moveable trade fixtures and furniture and equipment not so removed shall be deemed to have become the property of the Landlord.

Section 4.17 Exhibit Leased Premises

At any time during the Term, the Landlord may exhibit the Leased Premises to prospective purchasers or mortgagees of the Building and during the six (6) months prior to the expiration of the Term, the Landlord may exhibit the Leased Premises to prospective tenants.

Section 4.18 Assignment and Subletting

(a)	The Tenant shall not assign this Lease in whole or in part and shall not sublet or part with or share possession of all or any part of the Leased Premises and shall not grant any concessions, franchises, licences or other rights to others to use any portion of the Leased Premises (all of the foregoing being hereinafter individually or collectively referred to as a “Transfer”, a party making a Transfer is referred to as “Transferor” and a party taking a Transfer is referred to as a “Transferee”) without the prior written consent of the Landlord in each instance which consent may not be unreasonably withheld or delayed.

(b)	Notwithstanding and without in any way affecting or limiting the interpretation of the foregoing, it is agreed that it shall be reasonable for the Landlord to withhold its consent to a Transfer unless it is shown to the Landlord’s satisfaction that:

(i)	that the proposed Transferee has a good business and personal reputation and is an experienced and successful owner and operator of a business of the same type and quality as that to be operated on the Leased Premises pursuant to the provisions of this Lease;

(ii)	the proposed Transferee and its principal shareholders have not been bankrupt or the holder of fifty (50%) percent or more of the issued shares of any class of shares of the corporation or of an interest in a partnership, neither of which has been bankrupt in the five (5) years preceding the date of the proposed Transfer;

(iii)	the proposed Transferee and its principal shareholders have good financial strength at least equal to that of the Tenant at the Commencement Date and as at the date of the request of the Landlord’s consent to the Transfer and have financial strength at least sufficient to satisfy all of the obligations of the Tenant hereunder; and

(iv)	the Tenant is not in default under this Lease.

(c)	If the Landlord withholds, delays or refuses to give consent to any Transfer, whether or not the Landlord is entitled to do so, the Landlord shall not be liable for any losses or damages in any way resulting therefrom and the Tenant shall not be entitled to terminate this Lease or exercise any remedy whatever in respect thereof except to seek an order of a competent court of jurisdiction compelling the Landlord to grant any such consent which the Landlord is obliged to grant pursuant to the terms of this Lease.

(d)	No Transfer may be made other than pursuant to an agreement in writing of which a copy is given to the Landlord together with the request for consent.

(e)	No Transfer may be made where any portion of the Rent is lower than that provided for herein or otherwise on terms more favorable to the Transferee than the terms set forth herein.

(f)	All requests to the Landlord for consent to any Transfer shall be made to the Landlord in writing together with a copy of the agreement pursuant to which the proposed Transfer will be made and payment to the Landlord of a deposit in the amount of Five Hundred Dollars ($500.00) on account of all costs incurred by the Landlord in considering and processing the request for consent including legal costs and an administration fee which the Landlord shall be entitled to charge for the processing of such request for consent and including all costs of completing any documentation to implement any Transfer and all other agreements contemplated hereby, all of which shall be prepared by the Landlord or its solicitor if required by the Landlord. All costs incurred by the Landlord in respect of any such request for consent, including legal costs and the Landlord’s administrative fee shall be the responsibility of and shall be paid by the Tenant forthwith upon demand whether or not the Landlord grants its consent to any proposed Transfer.

(g)

All such requests to the Landlord for consent to any Transfer shall also be accompanied by such information in writing as a Landlord might reasonably require respecting the proposed Transferee and which might be required to provide the Landlord with all the information necessary to determine whether the aforementioned factors are satisfied and which information shall include, without limitation, the name, business and home address and telephone numbers, business experience, credit information and rating, financial position and banking and personal references of the proposed Transferee and a description of the business to be conducted by the Transferee from the Leased Premises.

(h)	In the event of any Transfer the Landlord shall have the following rights, in default of any of which no such Transfer shall occur or be effective:

(i)	to require the Tenant and the Transferee and any indemnifier in respect to the Tenant’s obligations hereunder to enter into an agreement in writing and under seal to implement any amendments to this Lease to give effect to the Landlord’s exercise of any of its rights hereunder;

(ii)	to require the Transferee to enter into an agreement with the Landlord in writing and under seal to be bound by all of the Tenant’s obligations under this Lease in respect of the Leased Premises and to waive any right it or any person on its behalf may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors proceedings, including without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies Creditor’s Arrangement Act (Canada) and to agree that in the event of any such proceedings the Landlord will comprise a separate class for voting purposes;

(iii)	to require the Transferee to waive any rights pursuant to subsections 21 and 39 (2) of the Commercial Tenancies Act (Ontario) and any amendments thereto and any other statutory provisions of the same or similar effect, to retain the unexpired Term of the Lease or any portion thereof or obtain any right to enter into any lease or other agreement directly with the Landlord for the Leased Premises or any portion thereof or otherwise remain in possession of any portion of the Leased Premises; and

(iv)	to require, if the Transfer is a sublease, or other transaction not including an assignment, that all amounts payable by the Transferee each month be paid directly to the Landlord who shall apply the same on account of the Tenant’s obligations under this Lease.

(i)	No consent of the Landlord to a Transfer shall be effective unless given in writing and executed by the Landlord and no such consent shall be deemed or presumed by any act or omission of the Landlord or by the Landlord failing to respond to any request for consent or by the Landlord’s acceptance of any payment of any amount payable hereunder from any party other than the Tenant. The Landlord may collect Rent or any other amounts from any Transferee and apply the amount collected to any Rent and the collection and acceptance of any Rent shall not be deemed to be a waiver of the Landlord’s rights under this Section 4.18 nor an acceptance of or consent to any such Transfer or a release of any of the Tenant’s obligations under this Lease. No consent by the Landlord to any Transfer shall constitute a waiver of the necessity to obtain the Landlord’s consent to any subsequent or other Transfer.

(j)	In the event of any Transfer or any consent by the Landlord to any Transfer, the Tenant shall not thereby be released from any of its obligations hereunder which shall remain bound by all of such obligations pursuant to this Lease for the balance of the Term. The Tenant agrees that if this Lease is ever disclaimed, repudiated or terminated by or on behalf of the Transferee pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding including any proceeding under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors’ Arrangement Act (Canada) or if the Landlord terminates this Lease as a result of any act or default of the Transferee, the Tenant shall nonetheless remain responsible for the fulfillment of all of the obligations of the Tenant hereunder for what would have been the balance of the Term but for such disclaimer, repudiation or termination and shall, upon the Landlord’s request enter into a new lease for the Leased Premises for such balance of the Term and otherwise on the same terms and conditions as in this Lease subject to such amendments hereto to which the Tenant had agreed at any time prior to such disclaimer, repudiation or termination and with the exception that the Tenant will accept the Leased Premises in an ‘as is’ condition.

(k)	If the Tenant is an incorporated company, any change in the effective voting or other control of the company shall be deemed for the purposes hereof to be a Transfer save and except for any change in the effective voting control of the Tenant that results from: (A) any financing of the Tenant by lenders who are acting at arms length to the company; or (B) any issuance of equity securities by the Tenant to financial investors.

(l)	Notwithstanding anything to the contrary hereinbefore contained, the Landlord shall have the right, exercisable by written notice to the Tenant given within fourteen (14) days following the receipt by the Landlord of the Tenant’s request for a consent to a Transfer and all information and documentation that is required under the provisions of this Section 4.18 to be provided to the Landlord, to terminate this Lease, if the request was to assign the Lease, sublease the whole of the Leased Premises or a change in the voting control of the Tenant or, to terminate the Lease only as to a portion of the Leased Premises if the request was to sublet a portion of the Leased Premises or to assign the Lease in part only. Such termination shall be effective on a date named in such notice which shall be the last day of a month not less than thirty (30) days nor more than one hundred and twenty (120) days following the delivery of such notice. Upon such termination of this Lease as to a portion of the Leased Premises the Tenant shall peaceably surrender and yield up to the Landlord such portion of the Leased Premises in accordance with the provisions of this Lease relating to the surrender of the Leased Premises at the expiration of the Term and thereafter the Rent shall be adjusted accordingly.

Section 4.19 Tenant’s Fixtures

The Tenant shall install and maintain in the Leased Premises at all times during the Term, new first class trade fixtures including furnishings and equipment adequate and appropriate for the business to be conducted on the Leased Premises and of no less a quality or quantity than whatever is usual for such type of business, all of which shall be kept in good order and condition. The Tenant shall not remove any trade fixtures or other contents from the Leased Premises during the Term except with the prior written consent of the Landlord, in the ordinary course of business or for the purpose or replacing them with others at least equal in value and function to those being removed.

Section 4.20 Waste Removal

The Tenant shall not allow any refuse, garbage or any loss objectionable materials to accumulate in or about the Leased Premises or the Building and will at all times keep the Leased Premises in a clean and neat condition. The Tenant at its expense shall at all times comply with the Landlord’s rules and regulations regarding the separation, removal, storage and disposal of waste of the Leased Premises. The Tenant shall be responsible for all costs of removal of waste from the Leased Premises other than costs of routine waste removal included in the Operating Costs.

Section 4.21 Pest Control

The Tenant shall cooperate with the Landlord and with any contractor engaged by the Landlord in respect of pest control and extermination in the Leased Premises and the Building.

Section 4.22 Compliance with Laws

(a)	The Tenant shall be solely responsible for obtaining from all authorities having jurisdiction all necessary permits, licences and approvals as may be necessary to permit the Tenant to hold this Lease and to occupy the Leased Premises and conduct its business thereon, as required by all applicable Laws.

(b)	The Tenant shall be responsible for and shall comply at its own expense with all applicable Laws respecting the use, condition and occupation of the Leased Premises, and all Leasehold Improvements, trade fixtures, furniture, fixtures, equipment and contents thereof (collectively called “Contents”) and the Tenant shall promptly perform all necessary repairs, alterations, changes and improvements to the Leased Premises and the Tenant’s business, use, or occupancy thereon and the Contents in order to comply with all of such Laws.

(c)	The Tenant shall provide the Landlord on request with evidence satisfactory to the Landlord acting reasonably that the Tenant has obtained and is complying with the terms of all applicable licenses, approvals and permits from time to time.

ARTICLE V

LANDLORD’S COVENANTS

Section 5.1 Quiet Enjoyment

Subject to the terms of the Lease and subject to the Tenant paying all Rent and performing all of its obligations whatsoever as and when the same are due to be paid and performed, the Tenant may peaceably possess and enjoy the Leased Premises for the Term without interruption by the Landlord or any person claiming by, from or under the Landlord.

Section 5.2 Repair

The Landlord shall keep or cause the Building and the Rights in Common but excluding the Leased Premises to be kept in good repair and in a clean, orderly and safe condition (both inside and outside) having regard to its size, age, location and character.

Section 5.3 Heating, Air-Conditioning, Janitorial Service, Etc.

The Landlord in the same manner and to the same extent as a prudent owner and operator of the Building shall:

(a)	provide and maintain, at least to the extent from time to time required under all provisions of this Lease, suitable and adequate Service Areas and Leasable Service Areas for use during Normal Business Hours in the conduct of business in the Building by the Tenant and all others entitled thereto;

(b)	provide and maintain passenger elevator service during Normal Business Hours;

(c)	provide heating of the Leased Premises to an extent sufficient to maintain a reasonable temperature therein at all times during Normal Business Hours;

(d)	provide air-conditioning of the Leased Premises during Normal Business Hours with the existing air-conditioning equipment (if any) for the Leased Premises;

(e)	provide janitorial services for the Leased Premises and the Rights in Common and the Leasable Service Areas and Service Areas to an extent sufficient to maintain them in a reasonably clean condition and when reasonably necessary from time to time to cause the exterior windows of the Building to be washed; and

(f)	employ personnel necessary to operate and maintain the heating and air-conditioning systems of the Building and the Rights in Common and to supervise the Building during Normal Business Hours.

Section 5.4 Exceptions to Landlord’s Obligations

The obligations of the Landlord under Sections 5.2 and 5.3 shall be subject to the following exceptions:

(a)	reasonable wear and tear which does not affect the proper use and enjoyment of the Building;

(b)	repairs to, replacement or shampooing of carpeting (if any) in the Leased Premises;

(c)	the obligations of the Tenant under Article IV;

(d)	damage or injury resulting from any occurrence for which the Landlord is not required to maintain insurance under this Lease or which is in excess of the insurance proceeds actually received by the Landlord from any coverages that are in place; and

(e)	damage or injury caused by or resulting from any act, default or negligence of the Tenant, its officers, agents, servants, employees, contractors, invitees and licensees.

Section 5.5 Landlord’s Insurance

The Landlord shall take out and maintain or cause to be taken out and maintained with respect to the Building a policy or policies containing deductible clauses of any insurance company or companies of:

(a)	insurance against destruction or damage by fire and those additional perils contained in the “extended perils” endorsement of such insurance company or companies usual from time to time for similar risks on a replacement cost basis excluding the replacement value of footings, foundations and pavements, and

(b)	legal liability for bodily injury or death and property damage resulting from each occurrence up to such limits as the Landlord may from time to time reasonably determine but in any event not less than $3,000,000.00 all-inclusive,

Section 5.6 Building Taxes

Subject to Article IV, the Landlord shall pay or cause to be paid in the year in which same are due all Taxes levied, rated, charged or imposed against the Building.

ARTICLE VI

MUTUAL COVENANTS

Section 6.1 Entry by Landlord

The Landlord and its officers, agents, servants, employees and contractors shall be entitled at all reasonable times to enter upon the Leased Premises for the purpose of making any repair in this Lease required or permitted to be made by the Landlord and for the purpose of making any repair which the Tenant fails to make according to notice in writing, or to do any work which the Landlord is required or permitted to do under this Lease.

Section 6.2 Maintenance of Services, etc.

The Landlord shall have the right to use, install, maintain and repair pipes, wires, ducts and other installations in, under or through the walls, ceilings and floors of the Leased Premises for or in connection with the supply of any services or utilities to the Leased Premises or to any part of the Building or the Rights in Common and the right to do such work in the Leased Premises as the Landlord may deem necessary to preserve, improve or protect the Leased Premises or the Building.

Section 6.3 Suspension of Services

In order to make any repairs, alterations, improvements or additions in or relating to the Leased Premises or to any part of the Building or the Rights in Common, the Landlord, if such action is necessary, may interrupt or suspend the supply to the Leased Premises of any services or utilities until such repairs, alterations, improvements or additions shall be completed provided that such work shall be diligently proceeded with.

Section 6.4 Entry by Landlord Not to Interfere

The Landlord and its officers, agents, servants, employees and contractors in entering the Leased Premises or in making any repair or in doing any work shall not unreasonably or unnecessarily interfere with or disturb the conduct of the business of the Tenant.

Section 6.5 Entry in Absence of Tenant

If the Tenant or its representative shall not be personally present to open and permit an entry into the Leased Premises at any time when for any reason an entry therein shall be necessary or permissible under this Lease, the Landlord or the Landlord’s agent may enter the same by a master key, or may forcibly enter the same, without rendering the Landlord or such agent liable therefor, and without in any manner affecting the covenants, obligations and agreements of the Tenant under this Lease.

Section 6.6 Overholding

If at the expiration of the Term by lapse of time the Tenant shall hold over without the written consent of the Landlord for any reason the tenancy of the Tenant thereafter shall be from month to month and shall, in the absence of written agreement to the contrary, be subject to all covenants, obligations and agreements provided for in this Lease, except as to duration and rights of renewal and extension, if any, and except that the Base Rent shall be twice the monthly Base Rent payable during the last twelve months of the Term.

Section 6.7 Limit of Landlord’s Liability

Except for matters arising from the negligence of the Landlord, its officers, agents, servants, employees or contractors, the Landlord shall not be liable or responsible in any way for, and the Tenant shall not be entitled to any abatement of Rent in respect of, any loss, damage or injury of any nature whatever that may be suffered or sustained to any persons or property, and in particular, without limiting the generality of the foregoing, the Landlord shall not be liable for any loss, damage or injury of any nature whatever to any person or persons or property:

(a)	resulting from any defect in the Leased Premises or in the Building or the Rights in Common;

(b)	resulting from the condition or arrangement or from the interruption or breakdown of any elevators, heating, ventilating, air-conditioning or mechanical, sprinkler or electrical equipment or machinery or of any water, gas, sewage, telephone or other communications facilities or electrical power services or utilities comprised in the Leased Premises or in the Building or the Rights in Common or belonging thereto, connected therewith or used in the operation thereof;

(c)	by reason of the failure to supply adequate drainage;

(d)	by reason of steam, smoke, water, rain, snow or other substances leaking, issuing, flowing or escaping into any part of the Leased Premises; or

(e)	resulting from anything done or omitted to be done by the Landlord, its servants, employees, agents, contractors, customers, invitees or licensees, by other occupants of the Building, or by persons in the Leased Premises or the Building, by occupants of adjacent property or by the public, nor shall the same constitute an eviction.

Section 6.8 Landlord’s Alterations

The Landlord at any time and from time to time may make alterations or additions to, and construct additional stories on the Building, and may build adjoining the same. No such alterations, addition or construction shall unreasonably interfere with access to the Leased Premises.

Section 6.9 Tenant’s Alterations

The Tenant shall not make any alteration, repair, addition or improvement to the Leased Premises nor make, construct, erect or install any Leasehold Improvements in or to the Leased Premises, except with the prior written approval of the Landlord and in accordance with the procedures and provisions set out in this section. Before beginning any such work the Tenant shall deliver to the Landlord sufficient copies of its plans and specifications therefor and such other information as the Landlord may reasonably require with respect thereto. The Landlord may require revisions to such plans and specifications and payment of the cost to the Landlord of having its architects approve such plans and specifications as conditions of its approval for such work. Such approval shall not release the Tenant from its obligation to obtain a building permit if one is necessary. All such work shall be done by the Tenant:

(a)	in accordance with the applicable Laws;

(b)	as expeditiously as possible in a good and workmanlike manner and with first-class new materials;

(c)	in compliance with such reasonable rules and regulations as the Landlord or its agents or contractors may make;

(d)	in such manner as will not interfere unreasonably with any work being done by the Landlord upon the Leased Premises or any other portion of the Building;

(e)	subject to the reasonable supervision of the Landlord or its agents or contractors and the payment of a reasonable fee in connection with such supervision;

(f)	only by contractors approved by the Landlord, provided that the Landlord may at its option require any mechanical or electrical work be done by the Landlord’s contractor;

(g)	only by persons whose labour union affiliations are acceptable to the unions of which the employees of the Landlord, its contractors or subcontractors are members, and

(h)	at the risk of the Tenant.

Any such work which is not done in accordance with the plans, specifications, information and revisions delivered to and approved by the Landlord or is not otherwise in accordance with the requirements of this section, and which has not been removed or corrected forthwith after demand, may be removed or corrected by the Landlord at the expense of the Tenant. The Tenant shall also pay to the Landlord with respect to such work, the reasonable cost to the Landlord of all utilities supplied to the Leased Premises with respect to such work and any special or additional services provided to the Tenant during the conduct of such work, including special supervision, the cost of any necessary cutting or patching of or repairing any injury to the Building or the Leased Premises, any cost to the Landlord of removing refuse or materials and of cleaning as a result of such work, any cost to the Landlord of changes required by the Tenant for the use of the Leased Premises, and all other costs incurred for the accommodation of such work (including delays caused by the conduct of such work) and any other cost of the Landlord which can reasonably be allocated as a direct expense relating to the conduct of such work. Such costs of the Landlord shall be paid to the Landlord by the Tenant as they are incurred by the Landlord and invoiced to the Tenant. Any such invoices may be based upon the Landlord’s reasonable estimate of any cost wherever such cost cannot be exactly determined from information then available to the Landlord.

Section 6.9.1 Tenant to Discharge all Liens

(a)	The Tenant will not allow or cause any construction or other liens or encumbrances in respect of materials supplied or work done or to be done by or on behalf of the Tenant to be registered against or otherwise affect the Building, the Leased Premises or any part thereof or the Landlord’s or the Tenant’s interest in the Leased Premises.

(b)	If a lien or other encumbrance is registered against or otherwise affects the Building or the Leased Premises or the Landlord’s or the Tenant’s interest therein, and the Tenant fails to discharge or cause any such lien or encumbrance to be discharged or vacated within five (5) days after it is filed or registered, then the Landlord may, in addition to its other rights and remedies, discharge the lien or encumbrance or have it vacated by paying the amount claimed into court or directly to the lien claimant and the Tenant will pay to the Landlord, upon demand, all costs (including the amount so paid and any legal costs and expenses) plus interest at an annual rate of three (3) percentage points above the Stipulated Rate of Interest, calculated and compounded monthly.

Section 6.10 Termination in the Event of Damage

Notwithstanding the other provisions of this Lease, if the Building or the Rights in Common is damaged or destroyed by any casualty against which the Landlord is insured so as to render the Leased Premises unfit for the purpose of the Tenant or incapable of access, the Rent reserved by this Lease or a proportionate part thereof shall abate to the extent of insurance recoveries received by the Landlord from the date of the damage or destruction, until the Leased Premises are rebuilt unless the Tenant is obliged to repair under the terms of this Lease; provided that upon the delivery of an Architect’s Certificate to the effect:

(a)	that the Leased Premises cannot be rebuilt or made fit for the purposes of the Tenant within one hundred and twenty (120) days of such damage or destruction, the Landlord,

at its option, instead of making the Leased Premises fit for the Tenant, may terminate this Lease by giving to the Tenant within thirty (30) days after such damage or destruction notice of the termination, and thereupon Rent shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver up vacant possession of the Leased Premises to the Landlord; or

(b)	that irrespective of whether the Leased Premises are damaged or destroyed, fifty percent (50%) or more of the leasable area of the Building or the Rights in Common is damaged or destroyed and such area cannot be rebuilt or made fit for the purposes of the tenants of such leasable area within one hundred and eighty (180) days of such damage or destruction, the Landlord, at its option, may terminate this Lease by giving to the Tenant within thirty (30) days after such damage or destruction notice of termination requiring vacant possession of the Leased Premises sixty (60) days after delivery of such notice of termination and thereupon Rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid to the date on which vacant possession is required and the Tenant shall deliver up vacant possession of the Leased Premises to the Landlord in accordance with such notice of termination and the provisions of this Lease.

Section 6.11 Termination for Sale/Demolition

Notwithstanding any other provisions of this Lease, if the Landlord shall have decided or determined, in its sole and absolute discretion, to:

(a)	sell the whole or any part of the Building of which the Leased Premises form a part;

(b)	demolish the whole or any part of the Building of which the Leased Premises form a part; or

(c)	redevelop, reconstruct, renovate or alter the whole or any part of the Building of which the Leased Premises form a part;

to the extent that vacant possession of the Leased Premises is necessary, expedient or desired, as determined by the Landlord in its sole and absolute discretion, the Landlord may unilaterally terminate this Lease by giving at least twelve (12) months notice in writing to the Tenant which notice can specify a termination date (the “Termination Date”). It is hereby acknowledged and agreed by the parties hereto that the Tenant shall have no claim or cause of action whatsoever (including but not limited to claims for damages, losses, expenses and other compensation) against the Landlord with respect to, relating to or arising from such termination of the Lease by the Landlord and that the Landlord shall have no obligation or liability whatsoever to the Tenant with respect to, relating to or arising from such termination of the Lease by the Landlord. On the Termination Date, the Tenant shall deliver up vacant possession of the Leased Premises to the Landlord in accordance with the provisions of this Lease and shall execute all documents and other assurances deemed necessary or desirable by the Landlord in its sole and absolute discretion to give effect to the provisions of this Section.

Section 6.12 Rules and Regulations

The Landlord shall be entitled from time to time to make and to amend and supplement reasonable rules and regulations not inconsistent with this Lease and applying uniformly to all tenants in the Building. Without limiting the generality of the foregoing, such rules and regulations may relate to and govern the operation, maintenance, safety, care, cleanliness and use of the Building, the Leased Premises, the Leasable Service Areas and the Service Areas, and access to the Building and the Rights in Common and the Leased Premises other than during Normal Business Hours. The Tenant shall comply with the rules and regulations set out in Schedule “C” to this Lease and any amendments or supplements thereto and shall cause its officers, agents, servants, employees, contractors, customers, invitees and licensees to comply with such rules and regulations. The Landlord shall be under no responsibility for its failure to enforce any of such rules or regulations. The Landlord shall give reasonable notice to the Tenant of any amendments or supplements to such rules and regulations.

Section 6.13 Transfers by Landlord

The Landlord, at any time and from time to time, may sell, transfer, lease, assign or otherwise dispose of the whole or any part of its interest in the Building or in the Leased Premises and, at any time and from time to time, may enter into any mortgage of the whole or any part of its interest in the Building or in the Leased Premises. If the party acquiring such interest shall have agreed to assume, and so long as it holds such interest, to perform each of the covenants, obligations and agreements of the Landlord under this Lease in the same manner and to the same extent as if originally named as the Landlord in this Lease the Landlord shall thereupon be released from all of its covenants, obligations and agreements under this Lease.

Section 6.14 Rights of Landlord’s Mortgagees

If at any time during the currency of a mortgage of the interest of the Landlord in the Building notice of which has been given to the Tenant, any default shall occur in the performance of any of the covenants, obligations or agreements of the Landlord which would give rise to a right in the Tenant to terminate this Lease, then the Tenant, before becoming entitled as against the holder of such mortgage to exercise any right to terminate this Lease, shall give to the holder of such mortgage notice in writing of such default. The holder of such mortgage shall have such period as may be reasonable in the circumstances within which to remedy such default as agent of the Landlord (or by such other means as will avoid the holder of such mortgage becoming a mortgagee in possession of the Leased Premises by reason of effecting such remedy) and if such default is remedied within such time the Tenant shall not by reason thereof terminate this Lease. The rights and privileges granted to the holder of any such mortgage by virtue of this section shall not in any way be deemed to alter, affect or prejudice any of the rights available to the Tenant against the Landlord. Any notice to be given to the holder of such mortgage shall be deemed to have been given if mailed by registered mail to its most recent address of which the Tenant shall have notice.

Section 6.15 Priority of Lease

This Lease and all rights of the Tenant under this Lease are subject and subordinate to all ground or underlying leases and to all mortgages now or hereafter made by the Landlord provided that the holder thereof shall permit the Tenant to remain in possession of the Leased Premises in accordance with the provisions of this Lease so long as the Tenant is not in default under this Lease. The Tenant, if so required, shall attorn to the mortgagee upon the foreclosure of any such mortgage and to the purchaser under the sale of the Building pursuant to any such mortgage and shall recognize such mortgagee or purchaser as the Landlord under this Lease; provided that the holder of any such mortgage may subordinate and postpone such mortgage to this Lease at any time by an instrument in writing to such effect registered against the title to the Building without any further consent or agreement of the Tenant.

Section 6.16 Right to Relocate

At any time and from time to time prior to or during the Term or any renewal or extension thereof, the Landlord shall be entitled to relocate or rearrange the Leased Premises from the location shown on Schedule “A” or to make alterations, additions or reductions to the Leased Premises provided that:

(a)	the leasable area of the Leased Premises is not increased or decreased by more than ten percent (10%); and

(b)	the Landlord effects such alterations, additions, reductions, relocation or rearrangement at its expense, including (i) all reasonable moving costs and (ii) all other reasonable direct costs necessarily and reasonably incurred by the Tenant. All such costs shall be as evidenced by paid invoices delivered by the Tenant to the Landlord.

ARTICLE VII

LANDLORD’S REMEDIES

Section 7.1 Landlord May Perform Tenant’s Covenants

If the Tenant shall be in default of any of its covenants, obligations or agreements under this Lease (other than its covenant to pay Rent) and such default shall have continued for a period of ten (10) consecutive days after notice by the Landlord to the Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied, the Landlord, without prejudice to any other rights which it may have with respect to such default, may remedy such default and the cost thereof to the Landlord together with interest thereon at the Stipulated

Rate of Interest from the date such cost was incurred by the Landlord shall be added to the Rent due on the next succeeding date on which Base Rent is payable and such amount shall thereupon become due and payable as Rent in addition to the regular payment of Base Rent then due. The Landlord shall be subrogated to the extent of such payment to all rights, remedies and priorities of the payee of the amount paid by the Landlord to remedy such default.

Section 7.2 Re-Entry

When:

(a)	the Tenant shall be in default in the payment of any Rent, whether lawfully demanded or not, and such default shall continue for a period of five (5) consecutive days after notice by the Landlord to the Tenant;

(b)	the Tenant shall be in default of any of its covenants, obligations or agreements under this Lease (other than its covenant to pay Rent) and such default shall have continued for a period of ten (10) consecutive days after notice by the Landlord to the Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied;

(c)	any property of the Tenant has been sold under a valid writ of execution, or the Tenant shall have made an assignment for the benefit of creditors, or shall make any assignment or have had a receiving order made against it under the Bankruptcy and Insolvency Act, or becoming bankrupt or insolvent shall have made application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors, or any action whatever, legislative or otherwise, shall have been taken with a view to the winding up, dissolution or liquidation of the Tenant;

(d)	any insurance policy is cancelled or not renewed by an insurer by reason of any particular use or occupation of the Leased Premises;

(e)	the Tenant shall purport to make a Transfer affecting the Leased Premises or the Leased Premises shall be used by any person or for any purpose other than in compliance with and expressly authorized by this Lease;

(f)	the Tenant makes any sale in bulk affecting any property on the Leased Premises (other than in conjunction with a Transfer approved in writing by the Landlord and made pursuant to all applicable legislation);

(g)	a trustee, receiver, receiver manager, manager, agent or other like person shall be appointed in respect of the assets or business of the Tenant or any other occupant of the Leased Premises; or

(h)	the Leased Premises shall have been vacated or have become vacant or shall have remained unoccupied for a period of fifteen (15) consecutive days,

then and in any of such cases, the then current month’s Rent together with the Rent for the three (3) months next ensuing shall immediately become due and payable, and at the option of the Landlord the Term shall become forfeited and void, and the Landlord without notice or any form of legal process whatever may forthwith re-enter the Leased Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding. Such forfeiture shall be wholly without prejudice to the right of the Landlord to recover arrears of Rent and damages for any antecedent breach of the covenants, obligations or agreements of the Tenant under this Lease. Notwithstanding any such forfeiture the Landlord may subsequently recover from the Tenant damages for loss of Rent suffered by reason of this Lease having been prematurely determined and it may recover from the Tenant all damages it may incur with respect thereto, including the cost of recovering the Leased Premises, and including the worth at the time of such termination of the excess, if any, of the amount of Rent for the remainder of the Term over the then reasonable rental value of the Leased Premises for the remainder of the Term, all of which Rent shall be immediately due and payable from the Tenant to the Landlord. In determining the Rent which would be payable under this Lease by the Tenant subsequent to default, the annual rent for each year of the unexpired portion of the Term shall be equal to the average of the aggregate of the Base Rent and Additional Rent paid by the Tenant from the Commencement Date to the time of default, or during the three (3) full calendar years preceding such default, whichever period is shorter.

Section 7.3 Landlord May Re-let

If the Landlord does not exercise its option under Section 7.2 to terminate this Lease it may nevertheless in the events set out in Section 7.2 from time to time re-enter the Leased Premises without terminating this Lease, make such alterations and repairs as may be necessary in order to re-let the Leased Premises, and re-let the Leased Premises or any part thereof as agent for the Tenant for such period or periods (which may extend beyond the Term) and at such rental or rentals and upon such other terms and conditions as the Landlord in its sole discretion may deem advisable. Upon each such re-letting all rentals received by the Landlord from such re-letting shall be applied; first, to the payment of any indebtedness other than Rent due from the Tenant to the Landlord; second, to the payment of any costs and expenses of such re-letting, including brokerage fees and solicitor’s fees and of the costs of such alterations and repairs; third, to the payment of Rent due and unpaid, and the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same may become due and payable. The Tenant shall pay to the Landlord the amount by which the rentals received from such re-letting during any month are less than the rent payable during that month by the Tenant. Notwithstanding any such reletting without termination, the Landlord may at any time thereafter elect to terminate this Lease. No such re-entry or taking of possession by the Landlord shall be construed as an election on its part to terminate this Lease unless, at the time of or subsequent to such re-entry or taking of possession, a written notice of such intention has been given to the Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

Section 7.4 Right to Distrain

The Tenant waives and renounces the benefit of any present or future statute purporting to limit or qualify the Landlord’s right to distrain and agrees with the Landlord that in any of the events set out in Section 7.2, the Landlord, in addition to the other rights reserved to it, shall have the right to enter the Leased Premises as agent of the Tenant either by force or otherwise without being liable for any prosecution therefor and to take possession of any goods and chattels whatever on the Leased Premises, save and except any such goods and chattels which are owned by any occupiers of the Leased Premises, other than the Tenant, and to sell the same at public or private sale without notice and apply the proceeds of such sale on account of the Rent or in satisfaction of the breach of any covenant, obligation or agreement of the Tenant under this Lease and the Tenant shall remain liable for the deficiency, if any. Notwithstanding anything contained in the Commercial Tenancies Act, R.S.O. 1990, c. L. 7 or any successor legislation or other statute which may hereafter be passed to take the place of the said Section or to amend the same, none of the goods and chattels of the Tenant at any time during the continuance of the Term shall be exempt from levy by distress for Rent and the Tenant hereby waives all and every benefit that it could or might have under such Section. Upon any claim being made for such exemption by the Tenant, or on distress being made by the Landlord, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods.

Section 7.5 Landlord May Follow Chattels

In case of removal by the Tenant of the goods or chattels of the Tenant from the Leased Premises, the Landlord may follow the same for thirty (30) days in the same manner as is provided for in the Commercial Tenancies Act, R.S.O. 1990, c.L.7, or any successor legislation or other statute which may hereafter be passed to take the place of the said Act or to amend the same.

Section 7.6 Waiver of Repudiation of Lease

The Tenant waives and renounces the benefit of Section 65.2 of the Bankruptcy and Insolvency Act or any successor legislation as such statute may be amended from time to time and the Tenant covenants and agrees that it will not repudiate this Lease pursuant to Section 65.2 of the Bankruptcy and Insolvency Act. Upon any attempt to repudiate this Lease by the Tenant pursuant to Section 65.2 of the Bankruptcy and Insolvency Act, the Landlord shall be entitled to plead this covenant and agreement as an estoppel against the Tenant repudiating this Lease.

ARTICLE VIII

CERTIFICATES, NOTICES, PAYMENTS & FINANCIAL INFORMATION

Section 8.1 Estoppel Certificates

The Tenant at any time and from time to time upon not less than ten (10) days’ prior notice, at the request of the Landlord, shall execute and deliver as directed by the Landlord, a statement in writing certifying that the Tenant is not insolvent as defined under the Bankruptcy and Insolvency Act (or if the Tenant is insolvent, providing details of same), that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the dates to which any amount provided in this Lease to be paid by the Tenant to the Landlord has been paid and stating whether or not there is any existing default under this Lease on the part of the Landlord of which the Tenant has notice.

Section 8.2 Notices

Any notice, demand or request which any party shall give to any party shall be in writing and shall be deemed to have been validly given if delivered at, or mailed by registered mail to the address of such party shown in this Lease or to such other address as such party shall have given written notice, and shall be deemed to have been received at the time that it was so delivered or in the case of those given by registered mail, on the second banking day following the date of mailing. If two or more persons, firms or corporations are named as Tenant, notice to any one shall be deemed to be notice to all. The address for notices to the Landlord shall be c/o O&Y Enterprise, a division of O&Y Properties Inc., 144 Front Street West, Suite 430, Toronto, Ontario M5J 2L7, Attention: Property Manager. The address for notices to the Tenant shall be c/o the Leased Premises.

Section 8.3 Payments

Until such time as the Tenant shall have received written notice to the contrary, all payments of Rent shall be paid to the Landlord at its address referred to in Section 8.2 and notwithstanding any transfer or other disposition by the Landlord of the Leased Premises or of the Rent or any change of the name and address of the payee of any Rent, the Tenant, until receipt of such notice, may continue to pay the Rent to the same payee to which and in the same manner in which the last preceding payment thereof was made and each such payment made by the Tenant prior to the receipt by it of such notice shall, to the extent thereof, exonerate and discharge the Tenant of its liability to pay such Rent.

Section 8.4 Financial Information

Throughout the Term of this Lease, the Tenant shall keep and maintain, in an accessible location, at all times, full, true and accurate books of accounts and records adequate to reflect correctly the operations of the Tenant with respect to the Leased Premises and hereby agrees that the Landlord, and its authorized representatives, will have access thereto during Normal Business Hours and the right to make copies thereof and extracts therefrom. The Landlord is to be provided with full financial statements pertaining to the operation of the Tenant immediately upon request and in any event within one hundred and twenty (120) days of the end of each fiscal year of the Tenant. The Tenant acknowledges that such financial statements are being provided to the Landlord so that it may determine whether or not the Tenant is insolvent within the meaning of the Bankruptcy and Insolvency Act. So long as the Tenant is itself in possession and occupation of the whole of the Premises and is duly and regularly paying the Rent and observing all of its obligations under this Lease, the Tenant will not be required to provide to the Landlord its full financial statements as hereinbefore set out.

The Tenant agrees to provide to the Landlord prompt notice of any impending financial difficulties which could lead to a secured creditor’s exercising, or providing notice of an intention to exercise, its remedies, including a notice under Section 244 of the Bankruptcy and Insolvency Act.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Failure of Landlord to Deliver Possession

Anything in this Lease to the contrary notwithstanding, and in supplement to the provision of Section 9.2, the Landlord shall not be deemed to be in default under this Lease if the Landlord is unable to give possession of the Leased Premises on the Commencement Date by reason of the holding over or retention of possession of any tenant or occupant or by reason of the fact that construction, repairs, improvements or decorations of the Leased Premises or of the Building or of the Rights in Common are not completed or for any other reason not due to the negligent or wrongful act or default of the Landlord. No such failure to give possession of the Leased Premises on the Commencement Date shall in any way affect the validity of this Lease or the covenants, obligations and agreements of the Tenant under this Lease (save as specifically provided for) or the terms or conditions of this Lease, nor shall the same be construed in any way to extend the Term.

Section 9.2 Force Majeure

Notwithstanding any other provision of this Lease, whenever, and to the extent that either party to this Lease shall be unable to fulfill, or shall be delayed or restricted in the fulfillment of any obligation (other than the payment of any monies) under any provision of this Lease by reason of strike, lock-out, war or acts of military authority, rebellion or civil commotion, material or labour shortage not within the control of such party, fire or explosion, flood, wind, water, earthquake or other casualty, any applicable lawful statute, by-law, ordinance, regulation or order, any event or matter not wholly or mainly within the control of such party, or act of God, not caused by the default or act of, or omission by such party and not avoidable by the exercise of reasonable effort or foresight by it, then, so long as any such impediment exists, such party shall be relieved from the fulfillment of such obligation and the other party shall not be entitled to compensation for any damage, inconvenience, nuisance or discomfort thereby occasioned.

Section 9.3 Time of the Essence

Time shall be of the essence of this Lease. Whenever in this the Lease any matter requires the approval of either the Landlord or the Tenant such approval shall not be unreasonably withheld.

Section 9.4 Joint and Several Liability

If two or more individuals, corporations, partnerships or other business associations, or any combination of two or more thereof, shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations under this Lease shall be deemed to be joint and several. If the Tenant named in this Lease is a partnership or other business association, the members of which by law are subject to personal liability, the liability of each such member shall be deemed to be joint and several.

Section 9.5 Amendments

This Lease may not be modified or amended except by instrument in writing signed by the Landlord and the Tenant.

Section 9.6 Waivers

No waiver by either party of any breach by the other party of any of its covenants, obligations and agreements under this Lease shall be a waiver of any subsequent breach or of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

Section 9.7 Severability

If any covenant, obligation or agreement in this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such covenant, obligation or agreement to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each covenant, obligation and agreement in this Lease shall be separately valid and enforceable to the fullest extent permitted.

Section 9.8 Headings

The article headings and section headings in this Lease have been inserted for convenience of reference only and do not form part of this Lease. Such headings shall not be referred to in the interpretation of this Lease.

Section 9.9 Changes Required by Context

This Lease shall be read with all changes of gender and number required by the context.

Section 9.10 Planning Act

This Lease is entered into subject to the condition that it is to be effective only on obtaining such consents, if any, as may be required under The Planning Act, R.S.O. 1990, c.P.13 or any successor legislation or other statute which may hereafter be passed to take the place of the said Act or to amend the same, and provided that such consents are granted on conditions which are acceptable to the Landlord.

Section 9.11 Notice of Lease

This Lease shall not be registered against the title to the Building. Each of the Landlord and the Tenant agrees that at the request of the other it will execute and deliver a notice of this Lease for registration against the title to the Building. No such notice of lease shall amend or alter, or shall be deemed to have amended or altered, any of the covenants, obligations or agreements contained in this Lease.

Section 9.12 Whole Agreement

This Lease contains the whole agreement between the parties with respect to the subject matter of this Lease. There is no representation, warranty, collateral agreement or condition affecting the Building, the Leased Premises or this Lease, or supported by this Lease other than as expressed in this Lease. The schedules and appendices to this Lease form part of this Lease.

Section 9.13 Applicable Law

This Lease shall be construed in accordance with the Laws of the Province of Ontario.

Section 9.14 Assigns

This Lease shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors and the Landlord approved successors and assigns.

ARTICLE X

SPECIAL PROVISIONS

Section 10.1 Landlord’s Work

The Landlord agrees to carry out or caused to be carried out at its own expense, in a good and workmanlike manner and to the reasonable satisfaction of the Tenant and prior to the Commencement Date the following (herein referred to as the “Landlord’s Work”):

(a)	construct an opening in the wall presently separating the premises already occupied by the Tenant prior to the Commencement Date under a sublease with Highlander Business Solutions Inc. (the “Existing Premises”) and certain premises adjacent to the north thereof (the size and location of the opening to be agreed upon by the parties hereto);

(b)	supply and install building standard demising walls around the Leased Premises taped and sanded and ready for paint;

(c)	ensure all existing electrical systems, lighting, mechanical, plumbing, heating, ventilation, air conditioning and life safety systems in the Leased Premises are in good and working order in accordance with the building standard;

(d)	deliver the Leased Premises in a clean and broom-swept condition; and

(e)	steam clean the carpets in the Existing Premises portion of the Leased Premises.

All other work, other than the Landlord’s Work as hereinbefore set out, required by the Tenant to prepare the Leased Premises for its use and occupancy (the “Tenant’s Work”) will be the responsibility of the Tenant and will be subject to the provisions of Section 6.9 of this Lease.

The Tenant acknowledges and agrees that it is accepting the Leased Premises in an in “as is/where is” condition, subject to the completion of the Landlord’s Work.

Section 10.2 Acceptance of the Leased Premises

The Tenant shall examine the Leased Premises before taking possession thereof and such taking of possession shall be conclusive evidence as against the Tenant that at the time thereof the Leased Premises were in good order and satisfactory condition and that all promises, representations and undertakings by or binding upon the Landlord with respect to any alteration, remodelling or decorating of or installation of fixtures in the Leased Premises, have been fully satisfied and performed by the Landlord.

Section 10.3 Access

Subject to compliance with any security measures that are instituted by the Landlord from time to time for the benefit of the tenants of the Building, the Tenant shall be allowed unrestricted access to the Premises twenty-four (24) hours a day, seven (7) days a week throughout the Term except when prevented from doing so by reason of any repairs or maintenance being carried out by the Landlord.

Section 10.4 Confidentiality

The Tenant covenants and agrees for itself, its officers, directors, shareholders and employees, that it will keep confidential the terms of the proposal to lease giving rise to this Lease as well as the terms of this Lease and that it will not disclose any of such terms to any other party except for its lenders, financial advisors and legal advisors who have a need to know and who will be bound to similarly not disclose the terms of the proposal to lease and this Lease to any third party. This obligation of the Tenant shall not be construed so as to prevent the disclosure where required by law.

IN WITNESS WHEREOF, the Landlord and the Tenant have signed and sealed this Lease.

LEAD SKY ENTERPRISES LIMITED
Per:

/s/ Razali Embong
Razali Embong ASO
I have authority to bind the Corporation.

PLATESPIN LTD.
per:

/s/ Stephen Pollack
Stephen Pollack – CEO
I have authority to bind the Corporation.

SCHEDULE “A”

FLOOR PLAN

SCHEDULE “B”

LEGAL DESCRIPTION

IN THE CITY OF TORONTO, in the Municipality of Metropolitan Toronto and being composed of Part of Lot A, Plan 184-E, and Lot 1, Plan 699-E, which said parcel may be more particularly described as follows:

PREMISING that the northerly limit of Front Street West has a bearing of north 74 degrees 00 minutes 00 seconds east (N. 74° 00’ 00” E.) and relating all bearings herein thereto.

COMMENCING at the southwesterly angle of said Lot A;

THENCE north 16 degrees 00 minutes 20 seconds west (N. 16° 00’ 20” W.) along the westerly limit of Lot A aforesaid a distance of 250.00 feet more or less to the southerly limit of a lane;

THENCE north 74 degrees 00 minutes 00 seconds east (N. 74° 99’ 00” E.) along the southerly limit of said lane 50.21 feet more or less to a point in the westerly limit of University Avenue;

THENCE south 21 degrees 55 minutes 40 seconds east (S. 21° 55’ 40” E.) along the westerly limit of University Avenue aforesaid 251.36 feet more or less to a point in the northerly limit of Front Street West distant 76.15 feet more or less measured easterly therealong from the southwest angle of said Lot A;

THENCE south 74 degrees 00 minutes 00 seconds west (S. 74° 00’ 00” W.) along the southerly limit of Lot 1, Plan 699-E aforesaid and along the southerly limit of Lot A, Plan 184-E aforesaid in all 76.15 feet more or less to the point of commencement.

SCHEDULE “C”

RULES AND REGULATIONS

1. The Tenant shall not permit any cooking in the Leased Premises without the written consent of the Landlord.

2. The sidewalks, entries, passages, elevators and staircases shall not be obstructed or used by the Tenant, his agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the offices. The Landlord reserves entire control of all parts of the Building and the Rights in Common employed for the common benefit of the tenants, and without restricting the generality of the foregoing the sidewalks, entries, corridors and passages not within the Leased Premises, washrooms, lavatories, air-conditioning closets, fan rooms, janitor’s closets, electrical closets and other closets, stairs, elevator shafts, flues, stacks, pipe shafts and ducts and shall have the right to place such signs and appliances therein, as it may deem advisable, provided that ingress to and egress from the Leased Premises is not unduly impaired thereby.

3. The Tenant, his agents, servants, contractors, invitees or employees, shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy office equipment or other articles without first obtaining the consent in writing of the Landlord. In giving such consent, the Landlord shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Building or the Rights in Common or cost occasioned by moving or using any such heavy equipment or other office equipment or furniture shall be repaired and borne at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only between 6:00 p.m. and 8:00 a.m. or any other time consented to by the Landlord and the persons employed to move the same in and out of the Building must be acceptable to the Landlord. Safes and other heavy office equipment will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the building or carried in the elevators, except during hours approved by the Landlord.

4. All persons entering and leaving the Building or the Rights in Common at any time other than during Normal Business Hours shall register in the books kept by the Landlord at or near the night entrance in the event the Landlord keeps such books and the Landlord will have the right to prevent any person from entering or leaving the Building or the Rights in Common unless provided with a key to the premises to which such person seeks entrance or a pass in a form to be approved by the Landlord. Any persons found in the Building or the Rights in Common at such times without such keys or passes will be subject to the surveillance of the employees and agents of the Landlord. The Landlord shall be under no responsibility for failure to enforce this rule.

5. The Tenant shall not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord. Additional keys may be obtained from the Landlord at the cost of the Tenant.

6. The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the Tenant by whom or by whose agents, servants, or employees the same is caused. The Tenant shall not let the water run unless it is in actual use, and shall not deface or mark any part of the Leased Premises or the Building, or drive nails, spikes, hooks, or screws into the walls or woodwork of the Building or the Rights in Common.

7. No one shall use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

8. The Tenant shall permit window cleaners to clean the windows of the Leased Premises during Normal Business Hours.

9. Canvassing, soliciting and peddling in the Building and the Rights in Common is prohibited.

10. Any hand trucks, carryalls, or similar appliances used in the Building or the Rights in Common shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

11. No animals or birds shall be brought into the Building or the Rights in Common nor shall the Tenant operate or permit to be operated any musical or sound producing instrument or device inside or outside the Leased Premises which may be heard outside the Leased Premises.

12. The Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Leased Premises or the Building or permit the delivery of any food or beverage to the Leased Premises without the approval of the Landlord or in contravention of any regulations fixed or to be fixed by the Landlord. Only persons authorized by the Landlord shall be permitted to deliver or to use the elevators in the Building for the purpose of delivering food or beverages to the Leased Premises.

13. The Tenant will not place or allow to be placed in the Building corridors or public stairways or the Rights in Common any waste paper, dust, garbage, refuse or anything whatever that would tend to make them unclean or untidy.

14. The skylights and windows that reflect or admit light into passageways and common areas of the Building or the Rights in Common shall not be covered or obstructed by the Tenant, and no awnings shall be put up, without the written consent of the Landlord.

15. The Tenant shall not do or permit anything to be done in the Leased Premises or bring or keep anything therein which will in any way increase the risk of fire, or obstruct or interfere with the rights of other tenants, or violate or act at variance with the laws relating to fires or with the regulations of the Fire Department or the Board of Health.

16. The Tenant, his clerks or servants, shall not make or commit any improper noises in the Building or the Rights in Common, lounge about doors or corridors, or interfere in any way with other tenants or those having business with them.

17. Nothing shall be thrown by the Tenant, his clerks or servants out of windows or doors or down the passages, elevator shafts or skylights of the Building or the Rights in Common.

18. The Landlord shall have the right but not the obligation:

(a) to require all persons entering or leaving the Building during such hours as the Landlord may reasonably determine to identify themselves to a watchman by registration or otherwise to establish their right to enter or leave; and

(b) to exclude or expel any pedlar or beggar at any time from the premises or the Building.

19. It shall be the duty of the Tenant to assist and cooperate with the Landlord in preventing injury to the premises demised to them respectively.

20. No inflammable oils or other inflammable, dangerous or explosive materials shall be kept or permitted to be kept in said premises. Nothing shall be placed on the outside of window sills or projections.

21. No bicycles or other vehicles shall be brought within the said Building or the Rights in Common.

22. The Tenant shall give the Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, mechanical or electrical apparatus or any other part of the Building or the Rights in Common.

23. The lining of all window drapes facing the interior surface of exterior windows shall be subject to the prior approval of the Landlord as to colour and material and the Tenant shall not hang and will remove any draperies which in the Landlord’s opinion do not conform to any uniform scheme of window coverings established for the Building.

24. The Landlord shall have the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care, cleanliness and appearance of the premises and the Building and the Rights in Common, and for the preservation of good order therein, and the same shall be kept and observed by the Tenant, his clerks and servants.

25. The Tenant agrees to the foregoing RULES AND REGULATIONS, which are hereby made a part of this Lease, and each of them, and agrees that for such persistent infraction of them, or any of them, as may in the opinion of the Landlord be calculated to annoy or disturb the quiet enjoyment of any other tenant, or for gross misconduct upon the part of the Tenant, or any one under it, the Landlord may declare a forfeiture and cancellation of this Lease and may demand possession of the premises upon one (1) week’s notice.